NORTHROP GRUMMAN CORPORATION
EXHIBIT 99.2
FORWARD-LOOKING STATEMENTS AND PROJECTIONS
Statements in this Form 10-K that are in the future tense, and all statements accompanied by terms such as “believe,” “project,” “expect,” “estimate,” “forecast,” “assume,” “intend,” “plan,” “anticipate,” “outlook,” and variations thereof and similar terms are intended to be “forward-looking statements” as defined by federal securities law. Forward-looking statements are based upon assumptions, expectations, plans and projections that are believed valid when made, but that are subject to the risks and uncertainties identified under Risk Factors in Part I, Item 1A, that may cause actual results to differ materially from those expressed or implied in the forward-looking statements.
The company intends that all forward-looking statements made will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Forward-looking statements are based upon, among other things, the company’s assumptions with respect to:
▪	future revenues;
▪	expected program performance and cash flows;
▪	returns on pension plan assets and variability of pension actuarial and related assumptions;
▪	the outcome of litigation, claims, appeals and investigations;
▪	hurricane-related insurance recoveries;
▪	environmental remediation;
▪	acquisitions and divestitures of businesses;
▪	joint ventures and other business arrangements;
▪	access to capital;
▪	performance issues with key suppliers and subcontractors;
▪	product performance and the successful execution of internal plans;
▪	successful negotiation of contracts with labor unions;
▪	allowability and allocability of costs under U.S. Government contracts;
▪	effective tax rates and timing and amounts of tax payments;
▪	the results of any audit or appeal process with the Internal Revenue Service; and
▪	anticipated costs of capital investments.
You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. As noted above, these forward-looking statements speak only as of the date when they are made. The company does not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements. Moreover, in the future, the company, through senior management, may make forward-looking statements that involve the risk factors and other matters described in this Form 10-K as well as other risk factors subsequently identified, including, among others, those identified in the company’s filings with the SEC on Form 10-Q and Form 8-K.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
Business
Northrop Grumman provides technologically advanced, innovative products, services, and integrated solutions in information and services, aerospace, electronics, and shipbuilding to its global customers. As a prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the U.S. and abroad. Northrop Grumman conducts most of its business with the U.S. Government, principally the Department of Defense (“DoD”). The company also conducts business with local, state, and foreign governments and has domestic and international commercial sales.
Notable Events
Certain notable events or activity affecting the company’s 2007 consolidated financial results included the following:
▪	Sales increases 6 percent to record $32 billion.

NORTHROP GRUMMAN CORPORATION
▪	Operating margin increase of 21 percent over 2006.
▪	Cash from operations increases to record $2.9 billion after $200 million pension pre-funding.
▪	Diluted earnings per share from continuing operations of $5.18 per share.
▪	Total backlog of $63.7 billion.
▪	Share repurchases totaling $1.2 billion.
▪	Business acquisitions totaling approximately $690 million.
▪	Partial insurance settlement with all but one of the primary insurers and recognition of $62 million in business interruption recovery related to Hurricane Katrina. See Notes 15 and 17 to the consolidated financial statements in Item 8.
▪	Contract earnings rate charge on LHD 8 of approximately $55 million following the strike at the Pascagoula shipyard.
▪	Adoption of a new tax accounting standard on accounting for uncertain tax positions– see Note 12 to the consolidated financial statements in Item 8.
Outlook
U.S. defense contractors have benefited from the upward trend in overall defense spending over recent years. Certain programs in which the company participates may be subject to potential reductions due to a slower rate of growth in the U.S. Defense Budget forecasts and funds being utilized to support the on-going Global War on Terrorism. Despite the trend of slower growth rates in the U.S. defense budget, the company believes that its portfolio of technologically advanced, innovative products, services, and integrated solutions will generate revenue growth in 2008 and beyond. Based on total backlog (funded and unfunded) of approximately $64 billion as of December 31, 2007, the company expects sales in 2008 of approximately $33 billion and forecasts improvement in net income over 2007. The major industry and economic factors that may affect the company’s future performance are described in the following paragraphs.
Industry Factors
Northrop Grumman is subject to the unique characteristics of the U.S. defense industry as a monopsony, and by certain elements peculiar to its own business mix. Northrop Grumman, along with Lockheed Martin Corporation, The Boeing Company, Raytheon Company, and General Dynamics Corporation are among the largest companies in the U.S. defense industry at this time. Northrop Grumman competes against these and other companies for a number of programs, both large and small. Intense competition and long operating cycles are both key characteristics of Northrop Grumman’s business and the defense industry. It is common in this industry for work on major programs to be shared among a number of companies. A company competing to be a prime contractor may, upon ultimate award of the contract to another party, turn out to be a subcontractor for the ultimate prime contracting party. It is not uncommon to compete for a contract award with a peer company and simultaneously perform as a supplier to or a customer of such competitor on other contracts. The nature of major defense programs, conducted under binding contracts, allows companies that perform well to benefit from a level of program continuity not common in many industries.
The company’s success in the competitive defense industry depends upon its ability to develop and market its products and services, as well as its ability to provide the people, technologies, facilities, equipment, and financial capacity needed to deliver those products and services with maximum efficiency. It is necessary to maintain, as the company has, sources for raw materials, fabricated parts, electronic components, and major subassemblies. In this manufacturing and systems integration environment, effective oversight of subcontractors and suppliers is as vital to success as managing internal operations.
Similarly, there is intense competition among many companies in the information and services markets which is generally more labor intensive with competitive margin rates over contract periods of shorter duration. Competitors in the information and services markets include the defense industry participants mentioned above as well as many other large and small entities with expertise in various specialized areas. The company’s ability to successfully compete in the information and services markets depends on a number of factors; most important is the capability to deploy skilled professionals, many requiring security clearances, at competitive prices across the diverse spectrum of these markets. Accordingly, various workforce initiatives are in place to ensure the company is successful in attracting, developing and retaining sufficient resources to maintain or improve its competitive position within these markets.
Economic Opportunities, Challenges, and Risks
The defense of the U.S. and its allies requires the ability to respond to one or more regional conflicts, terrorist acts, or threats to homeland security and is increasingly dependent upon early threat identification. National responses to those threats may require unilateral or cooperative initiatives ranging from dissuasion, deterrence, active defense, security and stability operations, or peacekeeping. The U.S. Government continues to place a high priority on the protection of its engaged forces and citizenry and in minimizing collateral damage when force must be applied in pursuit of national objectives. As a result, the U.S. and its military

NORTHROP GRUMMAN CORPORATION
coalitions increasingly rely on sophisticated systems providing long-range surveillance and intelligence, battle management, and precision strike capabilities combined with the ability to rapidly deploy effective force to any region. Accordingly, defense procurement spending is expected to be weighted toward the development and procurement of military platforms and systems demonstrating the stealth, long-range, survivability, persistence and standoff capabilities that can overcome such obstacles to access. Additionally, advanced electronics and software that enhance the capabilities of individual systems and provide for the real-time integration of individual surveillance, information management, strike, and battle management platforms will also be required.
While the upward trend in overall defense spending may slow, defense requirements are not expected to change significantly in the foreseeable future. Many allied countries are focusing their development and procurement efforts on advanced electronics and information systems capabilities to enhance their interoperability with U.S. forces. The size of future U.S. and international defense budgets is expected to remain responsive to the international security environment. The proposed 2009 budget provides $515.4 billion in discretionary authority for the DoD base budget, representing a $35.9 billion or 7.5 percent increase over the enacted level for fiscal 2008. This proposed budget includes reductions in certain programs in which the company participates or for which the company expects to compete, however the company believes that spending on recapitalization and modernization of homeland security and defense assets will continue to be a national priority, with particular emphasis on areas involving intelligence, persistent surveillance, cyber space and non-conventional warfare capabilities.
U.S. Government programs in which the company either participates, or strives to participate, must compete with other programs for consideration during the U.S. budget formulation and appropriation processes. Budget decisions made in this environment will have long-term consequences for the size and structure of the company and the entire defense industry.
Substantial new competitive opportunities for the company include a new aerial refueling tanker, the next-generation long-range bomber, space radar, unmanned vehicles, satellite communications systems, restricted programs, technical services and information technology contracts, and several international and homeland security programs. In pursuit of these opportunities, Northrop Grumman continues to focus on operational and financial performance for continued growth in 2008 and beyond.
Northrop Grumman has historically concentrated its efforts in high technology areas such as stealth, airborne and space surveillance, battle management, systems integration, defense electronics, and information technology. The company has a significant presence in federal and civil information systems; the manufacture of combatant ships including aircraft carriers and submarines; space technology; command, control, communications, computers, intelligence, surveillance, and reconnaissance (C4ISR); and missile systems. The company believes that its programs are a high priority for national defense. Nevertheless, under budgetary pressures, there remains the possibility that one or more of them may be reduced, extended, or terminated by the company’s U.S. Government customers.
The company provides certain product warranties that require repair or replacement of non-conforming items for a specified period of time. Most of the company’s product warranties are provided under government contracts, the costs of which are generally incorporated into contract pricing.
Prime contracts with various agencies of the U.S. Government and subcontracts with other prime contractors are subject to numerous procurement regulations, including the False Claims Act and The International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. Government agencies. Given the company’s dependence on U.S. Government business, suspension or debarment could have a material adverse effect on the company.
BUSINESS ACQUISITIONS
2007 – In January 2007, the company acquired Essex Corporation (Essex) for approximately $590 million in cash, including estimated transaction costs of $15 million, and the assumption of debt totaling $23 million. Essex provides signal processing services and products, and advanced optoelectronic imaging for U.S. government intelligence and defense customers. The operating results of Essex are reported in the Mission Systems segment.
In July 2007, the company and Science Applications International Corporation (SAIC) reorganized their joint venture AMSEC, LLC (AMSEC), by dividing AMSEC along customer and product lines. AMSEC is a full-service supplier that provides engineering, logistics and technical support services primarily to Navy ship and aviation programs. Under the reorganization plan, the company retained the ship engineering, logistics and technical service businesses under the AMSEC name (the AMSEC Businesses) and, in exchange, SAIC received the aviation, combat systems and strike force integration services businesses from AMSEC (the Divested Businesses). This reorganization was treated as a step acquisition for the acquisition of SAIC’s interests in the AMSEC Businesses, with the company recognizing a pre-tax gain of $23 million for the effective sale of its interests in the Divested Businesses. The

NORTHROP GRUMMAN CORPORATION
operating results of the AMSEC Businesses and transaction gain have been reported in the Ships segment. Prior to the reorganization, the company accounted for AMSEC, LLC under the equity method. The consolidated financial statements reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed and the related allocation of the purchase price for the entities acquired. Management does not expect adjustments to these estimates, if any, to have a material effect on the company’s consolidated financial position or results of operations.
During the third quarter of 2007, the company acquired Xinetics Inc., reported in the Space Technology segment, and the remaining 61 percent of Scaled Composites, LLC, reported in the Integrated Systems segment, for an aggregate amount of approximately $100 million in cash. The consolidated financial statements reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed and the related allocation of the purchase price for the entities acquired. Management does not expect adjustments to these estimates, if any, to have a material effect on the company’s consolidated financial position or results of operations.
2006 – There were no significant acquisitions during 2006.
2005 – The company acquired Confluent RF Systems Corporation (Confluent), reported in the Integrated Systems segment, for $42 million in cash, which included transaction costs of $2 million, and Integic Corporation (Integic), reported in the Information Technology segment, for $319 million in cash, which included transaction costs of $6 million.
BUSINESS DISPOSITIONS
2007 – During the second quarter of 2007, management announced its decision to exit the remaining Interconnect Technologies (ITD) business reported within the Electronics segment. Sales for this business for the years ended December 31, 2007, 2006, and 2005, were $14 million, $35 million, and $89 million, respectively. The shut-down was completed during the third quarter of 2007 and costs associated with the shutdown were not material. The results of this business are reported as discontinued operations in the consolidated statements of income, for all periods presented.
Electro-Optical Systems – In March 2008, the company signed a definitive agreement to sell its Electro-Optical Systems business for $175 million in cash to L-3 Communications Corporation. The transaction closed in April 2008 and the company recognized a small after-tax gain. Electro-Optical Systems, a part of the company’s Electronics segment, produces night vision and applied optics products. Sales and after tax (loss) earnings for the business for the years ended December 31, 2007, 2006, and 2005 were approximately $190 million and ($8) million, $122 million and ($20) million, and $114 million and ($17) million, respectively. The results of this business are reported as discontinued operations in the consolidated statements of income, for all periods presented.
2006 – The company sold the assembly business unit of ITD during the first quarter of 2006 and Winchester Electronics (Winchester) during the second quarter of 2006 for net cash proceeds of $26 million and $17 million, respectively, and recognized after-tax gains of $4 million and $2 million, respectively, in discontinued operations. The results of the assembly business unit of ITD are reported as discontinued operations in the consolidated statements of income, for all periods presented. The results of operations of Winchester, reported in the Electronics segment, were not material to any of the periods presented and have therefore not been reclassified as discontinued operations.
During the second quarter of 2006, the Enterprise Information Technology (EIT) business, formerly reported in the Information Technology segment, was shut down and costs associated with the exit activities were not material. The results of operations of this business are reported as discontinued operations in the consolidated statements of income, net of applicable income taxes.
2005 – The company sold Teldix GmbH (Teldix) for $57 million in cash and recognized an after-tax gain of $14 million in discontinued operations. The results of operations of Teldix, reported in the Electronics segment, were not material to any of the periods presented and have therefore not been reclassified as discontinued operations.
CONTRACTS
The majority of the company’s business is generated from long-term government contracts for development, production, and service activities. Government contracts typically include the following cost elements: direct material, labor and subcontracting costs, and certain indirect costs including allowable general and administrative costs. Unless otherwise specified in a contract, costs billed to contracts with the U.S. Government are determined under the requirements of the Federal Acquisition Regulation (FAR) and Cost Accounting Standards (CAS) regulations as allowable and allocable costs. Examples of costs incurred by the company and not billed to the U.S. Government in accordance with the requirements of the FAR and CAS regulations include, but are not limited to, certain legal costs, lobbying costs, charitable donations, and advertising costs.

NORTHROP GRUMMAN CORPORATION
The company’s long-term contracts typically fall into one of two broad categories:
Flexibly Priced Contracts – Includes both cost-type and fixed-price incentive contracts. Cost-type contracts provide for reimbursement of the contractor’s allowable costs incurred plus a fee that represents profit. Cost-type contracts generally require that the contractor use its best efforts to accomplish the scope of the work within some specified time and some stated dollar limitation. Fixed-price incentive contracts also provide for reimbursement of the contractor’s allowable costs, but are subject to a cost-share limit which affects profitability. Fixed-price incentive contracts effectively become firm fixed-price contracts once the cost-share limit is reached.
Firm Fixed-Price Contracts – A firm fixed-price contract is a contract in which the specified scope of work is agreed to for a price that is a pre-determined, negotiated amount and not generally subject to adjustment regardless of costs incurred by the contractor.
The following table summarizes 2007 revenue recognized by contract type and customer:

	U.S.	Other		Percent
($ in millions)	Government	Customers	Total	of Total

Flexibly priced	$21,416	$698	$22,114	69%
Firm fixed-price	7,146	2,568	9,714	31%

Total	$28,562	$3,266	$31,828	100%

Contract Fees – Negotiated contract fee structures, for both flexibly priced and fixed-price contracts include, but are not limited to: fixed-fee amounts, cost sharing arrangements to reward or penalize for either under or over cost target performance, positive award fees, and negative penalty arrangements. Profit margins may vary materially depending on the negotiated contract fee arrangements, percentage-of-completion of the contract, the achievement of performance objectives, and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined.
Positive Award Fees – Certain contracts contain provisions consisting of award fees based on performance criteria such as: cost, schedule, quality, and technical performance. Award fees are determined and earned based on an evaluation by the customer of the company’s performance against such negotiated criteria. Award fee contracts are widely used throughout the company’s operating segments. Examples of significant long-term contracts with substantial negotiated award fee amounts are the KEI, SDD, E-2D SDD, LPD, and DDG-1000 programs.
Compliance and Monitoring – On a regular basis, the company monitors its policies and procedures with respect to its contracts to ensure consistent application under similar terms and conditions as well as compliance with all applicable government regulations. In addition, costs incurred and allocated to contracts with the U.S. Government are routinely audited by the Defense Contract Audit Agency.
CRITICAL ACCOUNTING POLICIES, ESTIMATES, AND JUDGMENTS
Revenue Recognition
Overview – The majority of the company’s business is derived from long-term contracts for the construction of facilities, production of goods, and services provided to the federal government, which are accounted for under the provisions of Accounting Research Bulletin No. 45 – Accounting for Long-Term Construction-Type Contracts, American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 81-1 – Accounting for Performance of Construction-Type and Certain Production-Type Contracts, and the AICPA Audit and Accounting Guide, Audits of Federal Government Contractors. The company classifies contract revenues as product sales or service revenues depending on the predominant attributes of the relevant underlying contracts. The company also enters into contracts that are not associated with the federal government, such as contracts to provide certain services to non-federal government customers. The company accounts for those contracts in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition, and other relevant revenue recognition accounting literature.
The company considers the nature of these contracts and the types of products and services provided when it determines the proper accounting method for a particular contract.
Percentage-of-Completion Accounting – The company generally recognizes revenues from its long-term contracts under the cost-to-cost and the units-of-delivery measures of the percentage-of-completion method of accounting. The percentage-of-completion method

NORTHROP GRUMMAN CORPORATION
recognizes income as work on a contract progresses. For most contracts, sales are calculated based on the percentage of total costs incurred in relation to total estimated costs at completion of the contract. For certain contracts with large up-front purchases of material, primarily in the Ships segment, sales are generally calculated based on the percentage that direct labor costs incurred bear to total estimated direct labor costs. The units-of-delivery measure is a modification of the percentage-of-completion method, which recognizes revenues as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. The company estimates profit as the difference between total estimated revenue and total estimated cost of a contract and recognizes that profit over the life of the contract based on deliveries.
The use of the percentage-of-completion method depends on the ability of the company to make reasonably dependable cost estimates for the design, manufacture, and delivery of its products and services. Such costs are typically incurred over a period of several years, and estimation of these costs requires the use of judgment. Sales under cost-type contracts are recorded as costs are incurred.
Many contracts contain positive and negative profit incentives based upon performance relative to predetermined targets that may occur during or subsequent to delivery of the product. These incentives take the form of potential additional fees to be earned or penalties to be incurred. Incentives and award fees that can be reasonably assured and reasonably estimated are recorded over the performance period of the contract. Incentives and award fees that cannot be reasonably assured and reasonably estimated are recorded when awarded or at such time as a reasonable estimate can be made.
Other changes in estimates of contract sales, costs, and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. Hence, the effect of the changes on future periods of contract performance is recognized as if the revised estimates had been the original estimates. A significant change in an estimate on one or more contracts could have a material effect on the company’s consolidated financial position or results of operations.
Certain Service Contracts – Revenue under contracts to provide services to non-federal government customers are generally recognized when services are performed. Service contracts include operations and maintenance contracts, and outsourcing-type arrangements, primarily in the Information and Services business. Revenue under such contracts is generally recognized on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned or the obligations are fulfilled in a different pattern. Costs incurred under these service contracts are expensed as incurred, except that direct and incremental set-up costs are capitalized and amortized over the life of the agreement. Operating profit related to such service contracts may fluctuate from period to period, particularly in the earlier phases of the contract.
Service contracts that include more than one type of product or service are accounted for under the provisions of Emerging Issues Task Force Issue No. 00-21 – Revenue Arrangements with Multiple Deliverables. Accordingly, for applicable arrangements, revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values.
Cost Estimation – The cost estimation process requires significant judgment and is based upon the professional knowledge and experience of the company’s engineers, program managers, and financial professionals. Factors that are considered in estimating the work to be completed and ultimate contract recovery include the availability and productivity of labor, the nature and complexity of the work to be performed, the effect of change orders, the availability of materials, the effect of any delays in performance, availability and timing of funding from the customer, and the recoverability of any claims included in the estimates to complete. A significant change in an estimate on one or more programs could have a material effect on the company’s consolidated financial position or results of operations. Contract cost estimates are updated at least annually and more frequently as determined by events or circumstances. Cost and revenue estimates for each significant contract are generally reviewed and reassessed quarterly.
When estimates of total costs to be incurred on a contract exceed estimates of total revenue to be earned, a provision for the entire loss on the contract is recorded to cost of sales in the period the loss is determined. Loss provisions are first offset against costs that are included in inventoried assets, with any remaining amount reflected in liabilities.
Purchase Accounting and Goodwill
Overview – The purchase price of an acquired business is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their respective fair market values, with the excess recorded as goodwill. Such fair market value assessments require judgments and estimates that can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. Adjustments to fair value assessments are recorded to goodwill over the purchase price allocation period (typically not exceeding twelve months) with the exception of certain adjustments related to income tax uncertainties, the resolution of which may extend beyond the purchase price allocation period.

NORTHROP GRUMMAN CORPORATION
Acquisition Accruals – The company has established certain accruals in connection with indemnities and other contingencies from its acquisitions and divestitures. These accruals and subsequent adjustments have been recorded during the purchase price allocation period for acquisitions and as events occur for divestitures. The accruals were determined based upon the terms of the purchase or sales agreements and, in most cases, involve a significant degree of judgment. Management has recorded these accruals in accordance with its interpretation of the terms of the purchase or sale agreements, known facts, and an estimation of probable future events based on management’s experience.
Goodwill – The company performs impairment tests for goodwill as of November 30th of each year, or when evidence of potential impairment exists. In order to test for potential impairment, the company uses a discounted cash flow analysis, corroborated by comparative market multiples where appropriate.
The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, weighted average cost of capital (WACC), and terminal value assumptions. The WACC takes into account the relative weights of each component of the company’s consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer term contracts and barriers to market entry. The terminal value assumptions are applied to the final year of the discounted cash flow model.
Due to the many variables inherent in the estimation of a reporting unit’s fair value and the relative size of the company’s recorded goodwill, differences in assumptions may have a material effect on the results of the company’s impairment analysis.
Litigation, Commitments, and Contingencies
Overview – The company is subject to a range of claims, lawsuits, environmental and income tax matters, and administrative proceedings that arise in the ordinary course of business. Estimating liabilities and costs associated with these matters requires judgment and assessment based upon professional knowledge and experience of management and its internal and external legal counsel. In accordance with SFAS No. 5, Accounting for Contingencies, amounts are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any such exposure to the company may vary from earlier estimates as further facts and circumstances become known.
Environmental Accruals – The company is subject to the environmental laws and regulations of the jurisdictions in which it conducts operations. The company records an accrual to provide for the costs of expected environmental obligations when management becomes aware that an expenditure will be incurred and the amount of the liability can be reasonably estimated. Factors which could result in changes to the company’s assessment of probability, range of loss, and environmental accruals include: modification of planned remedial actions, increase or decrease in the estimated time required to remediate, discovery of more extensive contamination than anticipated, results of efforts to determine legally responsible parties, changes in laws and regulations or contractual obligations affecting remediation requirements, and improvements in remediation technology. Although management cannot predict whether new information gained as projects progress will materially affect the estimated liability accrued, management does not anticipate that future remediation expenditures will have a material adverse effect on the company’s financial position, results of operation, or cash flows.
Litigation Accruals – Litigation accruals are recorded as charges to earnings when management, after taking into consideration the facts and circumstances of each matter, including any settlement offers, has determined that it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The ultimate resolution of any exposure to the company may vary from earlier estimates as further facts and circumstances become known. Based upon the information available, the company believes that the resolution of any of these various claims and legal proceedings would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.
Uncertain Tax Positions – Effective January 1, 2007, the company measures and records uncertain tax positions in accordance with Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 48 – Accounting for Uncertainty in income Taxes – an Interpretation of FASB Statement No. 109. FIN 48 prescribes a threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Only tax positions meeting the more-likely-than-not recognition threshold may be recognized or continue to be recognized in the financial statements. The timing and amount of accrued interest is determined by the applicable tax law associated with an underpayment of income taxes. If a tax position does not meet the minimum statutory threshold to avoid payment of penalties, the company recognizes an expense for the amount of the penalty in the period the tax position is claimed in the tax return of the company. The company recognizes interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if probable and reasonably estimable, are recognized as a component of income tax expense. See Note 12 to the consolidated financial statements in Item 8. Prior to 2007, the company recorded accruals for tax contingencies and related

NORTHROP GRUMMAN CORPORATION
interest when it determined that it was probable that a liability had been incurred and the amount of the contingency could be reasonably estimated based on specific events such as an audit or inquiry by a taxing authority. Under existing GAAP, changes in accruals associated with uncertainties arising from the resolution of pre-acquisition contingencies of acquired businesses are charged or credited to goodwill. Adjustments to other tax accruals are generally recorded in earnings in the period they are determined.
Retirement Benefits
Overview – Assumptions used in determining projected benefit obligations and the fair values of plan assets for the company’s pension plans and other postretirement benefits plans are evaluated annually by management in consultation with its outside actuaries. In the event that the company determines that plan amendments or changes in the assumptions are warranted, future pension and postretirement benefit expenses could increase or decrease.
Assumptions – The principal assumptions that have a significant effect on the company’s consolidated financial position and results of operations are the discount rate, the expected long-term rate of return on plan assets, and the health care cost trend rates. For certain plan assets where the fair market value is not readily determinable, such as real estate, private equity investments and hedge funds, estimates of fair value are determined using the best information available.
Discount Rate – The discount rate represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle the pension and postretirement benefit obligations. The discount rate is generally based on the yield on high-quality corporate fixed-income investments. At the end of each year, the discount rate is primarily determined based on the results of a hypothetical long-term bond portfolio matching the expected cash inflows with the expected benefit payments for each benefit plan. Taking into consideration the factors noted above, the company’s weighted-average pension composite discount rate was 6.22 percent at December 31, 2007, and 5.97 percent at December 31, 2006.
Expected Long-Term Rate of Return – The expected long-term rate of return on plan assets represents the average rate of earnings expected on the funds invested to provide for anticipated future benefit payment obligations. For 2007 and 2006, the company assumed an expected long-term rate of return on plan assets of 8.5 percent.
Changes in the discount rate and expected long-term rate of return on plan assets within the range indicated below would have had the following impacts on 2007 pension and other postretirement benefits results:

	.25 Percentage	.25 Percentage
$ in millions	Point Increase	Point Decrease

(Decrease) Increase Due To Change In Assumptions Used To Determine
Net Periodic Benefit Costs For The Year Ended December 31, 2007
Discount rate	$(38)	$40
Expected long-term rate of return on plan assets	(54)	54

(Decrease) Increase Due To Change In Assumptions Used To Determine
Benefit Obligations For The Year Ended December 31, 2007
Discount rate	$(741)	$774

Health Care Cost Trend Rates – The health care cost trend rates represent the annual rates of change in the cost of health care benefits based on estimates of health care inflation, changes in health care utilization or delivery patterns, technological advances, and changes in the health status of the plan participants. For 2007, the company assumed an expected initial health care cost trend rate of 8 percent and an ultimate health care cost trend rate of 5 percent. In 2006, the company assumed an expected initial health care cost trend rate of 8.75 percent and an ultimate health care cost trend rate of 5 percent.
Differences in the initial through the ultimate health care cost trend rates within the range indicated below would have had the following impact on 2007 postretirement benefit results:

	1-Percentage-	1-Percentage-
$ in millions	Point Increase	Point Decrease

Increase (Decrease) From Change In Health Care Cost Trend Rates To
Postretirement benefit expense	$ 9	$ (9)
Postretirement benefit liability	85	(91)

NORTHROP GRUMMAN CORPORATION
CONSOLIDATED OPERATING RESULTS
Selected financial highlights are presented in the table below.

	Year ended December 31
$ in millions, except per share	2007	2006	2005

Sales and service revenues	$31,828	$29,991	$29,864
Cost of sales and service revenues	28,810	27,497	27,637
Operating margin	3,018	2,494	2,227
Interest expense, net	308	303	334
Other, net	(12)	125	199
Federal and foreign income taxes	887	723	679
Diluted earnings per share from continuing operations	5.18	4.51	3.89
Net cash provided by operating activities	2,890	1,756	2,627

Sales and Service Revenues
Sales and service revenues consist of the following:

	Year Ended December 31
$ in millions	2007	2006	2005

Product sales	$18,577	$18,294	$19,371
Service revenues	13,251	11,697	10,493

Sales and service revenues	$31,828	$29,991	$29,864

2007 – Revenues for principal product businesses in Aerospace, Electronics, and Ships during 2007 grew at a combined rate of approximately 3 percent over 2006, reflecting sales growth in Electronics and Ships, partially offset by reduced sales in Aerospace. The sales growth at Electronics and Ships was due to volume improvements across most business areas, while the sales reduction in Aerospace was anticipated as a number of contracts transitioned from development to production in 2007. Revenue for principal services businesses in Information & Services during 2007 grew approximately 11 percent over 2006 due largely to double digit growth at Information Technology and Technical Services segments, resulting from increased volume on contracts that were newly awarded in 2006 and growth across the board on other contracts.
2006 – Revenues for the principal product segments of Integrated Systems, Space Technology and Electronics were relatively flat in 2006 as compared to 2005, and revenues for the Ships segment declined approximately $500 million due primarily to the effects of the damage to the Gulf Coast shipyards caused by Hurricane Katrina in August 2005. Service revenues for the principal services businesses grew principally in the Information Technology and Technical Services segments, which each had revenue increases in excess of $225 million in 2006. Revenues for Mission Systems, the company’s other mainly services business, were relatively flat on a year over year basis.
Cost of Sales and General and Administrative Expenses
Cost of sales and general and administrative expenses are comprised of the following:

	Year Ended December 31
$ in millions	2007	2006	2005

Cost of Sales and Service Revenues
Cost of product sales	$14,340	$14,275	$15,440
% of product sales	77.2%	78.0%	79.7%
Cost of service revenues	11,297	10,220	9,340
% of service revenues	85.3%	87.4%	89.0%
General and administrative expenses	3,173	3,002	2,857
% of total sales and service revenues	10.0%	10.0%	9.6%

Cost of sales and service revenues	$28,810	$27,497	$27,637

NORTHROP GRUMMAN CORPORATION
Cost of Product Sales and Service Revenues
2007 – Cost of product sales during 2007 increased $65 million, or less than 1 percent, over 2006 while decreasing 80 basis points as a percentage of product sales over the same period. Cost of service revenues during 2007 increased $1.1 billion, or 11 percent, over 2006 while decreasing 210 basis points as a percentage of service revenues over the same period. Cost of product sales in 2007 increased over 2006 due largely to the sales volume increase described above, partially offset by improved program performance at Integrated Systems, Space Technology and Ships. Cost of service revenues in 2007 increased over 2006 due primarily to higher sales volume at Information & Services. The margin rate improvement was primarily driven by improved margin rate performance on service revenues by segments principally in the product businesses.
2006 – Cost of product sales during 2006 decreased $1.2 billion, or 8 percent, over 2005 while decreasing 170 basis points as a percentage of product sales over the same period. Cost of service revenues during 2006 increased $880 million, or 9 percent, over 2005 while decreasing 160 basis points as a percentage of service revenues over the same period. Cost of product sales in 2006 declined over 2005 due largely to the sales volume decreases described above, improved program performance across all of the principal product segments and the absence of contract charges from Hurricane Katrina. Cost of product sales in 2005 included charges of $165 million due to the impacts of Hurricane Katrina on ship construction contracts in process when the hurricane occurred in August 2005. Cost of service revenues increased in 2006 due to higher volume at Information Technology and Technical Services, partially offset by improved cost performance at Mission Systems & Technical Services.
General and Administrative Expenses – In accordance with industry practice and the regulations that govern the cost accounting requirements for government contracts, most general corporate expenses incurred at both the segment and corporate locations are considered allowable and allocable costs on government contracts and such costs, for most components of the company, are allocated to contracts in progress on a systematic basis and contract performance factors include this cost component as an element of cost. General and administrative expenses primarily relate to segment operations. General and administrative expenses remained at a constant rate of approximately 10 percent of sales in 2007 and 2006. General and administrative expenses as a percentage of sales increased from 9.6 percent in 2005 to 10 percent in 2006. The increase in 2006 is due primarily to higher property insurance, litigation, and bid and proposal costs, partially offset by lower independent research and development costs (IR&D).
Operating Margin
The company considers operating margin to be an important measure for evaluating its operating performance and, as is typical in the industry, defines operating margin as revenues less the related cost of producing the revenues and general and administrative expenses. Operating margin for the company is further evaluated for each of the business segments in which the company operates, and “segment operating margin” is one of the key metrics used by management of the company to internally manage its operations.
Operating margin represents segment operating margin (see section entitled Segment Operating Results) adjusted for a number of factors that do not affect the segments as follows:

	Year ended December 31
$ in millions	2007	2006	2005

Segment operating margin	$3,115	$2,837	$2,448
Unallocated expenses	(224)	(306)	(200)
Net pension adjustment	127	(37)	(21)

Total operating margin	$3,018	$2,494	$2,227

Segment Operating Margin
2007 – Segment operating margin for the year ended December 31, 2007 increased $278 million, or 10 percent, as compared to the same period in 2006. Total segment operating margin was 9.8 percent and 9.5 percent of total sales and service revenues for the years ended December 31, 2007, and 2006, respectively. See the Segment Operating Results section below for further information.
2006 – Segment operating margin for the year ended December 31, 2006 increased $389 million, or 16 percent, as compared to the same period in 2005. Total segment operating margin was 9.5 percent and 8.2 percent of total sales and service revenues for the years ended December 31, 2006, and 2005, respectively. See the Segment Operating Results section below for further information.
Unallocated Expenses – Unallocated expenses for the year ended December 31, 2007 decreased $82 million, or 27 percent, as compared with the same period in 2006. The decrease was primarily due to $98 million in lower post-retirement benefit costs determined under GAAP as a result of a plan design change in 2006 and $36 million lower legal and investigative provisions, partially offset by an increase in other costs including $18 million in higher litigation expenses. During the third quarter 2006, the company recorded a $112.5 million pre-tax provision for its settlement offer to the U.S. Department of Justice and a restricted customer.

NORTHROP GRUMMAN CORPORATION
Net Pension Adjustment – The net pension adjustment reflects the excess pension expense determined in accordance with GAAP over the pension expense allocated to the operating segments under CAS. The net pension adjustment increased income by $127 million in 2007, as compared with an expense of $37 million and $21 million in 2006 and 2005, respectively. The reduction in 2007 GAAP pension cost primarily results from higher returns on plan assets and a voluntary pre-funding in the fourth quarter of 2006.
Interest Expense, net
Interest expense, net for 2007 was comparable to 2006. Interest expense, net for the year ended December 31, 2006, was $303 million, a decrease of $31 million, or 9 percent, in 2006 as compared with 2005. The decrease was primarily due to a lower average debt balance in 2006 resulting from debt maturities totaling $1.2 billion in 2006.
Other, net
2007 – Other, net for the year ended December 31, 2007 was $12 million expense, a decrease of $137 million, as compared with 2006. During 2006, the company sold its remaining 9.7 million TRW Automotive (TRW Auto) shares, generating pre-tax gains of $111 million.
2006 – Other, net for the year ended December 31, 2006 was $125 million income, a decrease of $74 million, or 37 percent, from 2005 income of $199 million. During 2005, the company sold 7.3 million TRW Auto shares and approximately 3.4 million Endwave shares, which generated pre-tax gains of $70 million and $95 million, respectively, as compared to the $111 million pre-tax gain in 2006 resulting from the sale of the remaining TRW Auto stock.
Federal and Foreign Income Taxes
2007 – The company’s effective tax rate on income from continuing operations for the year ended December 31, 2007, was 33 percent compared with 31 percent in 2006. During 2007, the company reached a partial settlement agreement with the U.S. Internal Revenue Service (IRS) regarding its audit of the company’s tax years ended 2001 – 2003 resulting in a tax benefit of $22 million.
2006 – The company’s effective tax rate on income from continuing operations for 2006 and 2005 was 31 percent and 32 percent, respectively. During 2006, the company received final approval from the U.S. Congress Joint Committee on Taxation for the agreement previously reached with the IRS regarding its audits of the company’s B-2 program for the years ended December 31, 1997 through December 31, 2000. As a result of the agreement the company recognized tax benefits of $48 million, due to the reversal of previously established expense provisions. The company also recognized a net tax benefit of $18 million in 2006 related to tax credits associated with qualified wages paid to employees affected by Hurricane Katrina.
Diluted Earnings Per Share from Continuing Operations
2007 – Diluted earnings per share from continuing operations for 2007 was $5.18 per share, an increase of 15 percent from $4.51 per share in 2006. Earnings per share are based on weighted-average diluted shares outstanding of 354.3 million for 2007 and 358.6 million for 2006. The weighted-average diluted shares outstanding used to calculate earnings per share includes the dilutive impact of the mandatorily redeemable preferred stock.
2006 – Diluted earnings per share from continuing operations for 2006 was $4.51 per share, an increase of 16 percent from $3.89 per share in 2005. Earnings per share are based on weighted-average diluted shares outstanding of 358.6 million for 2006 and 363.2 million for 2005. For 2006, weighted-average diluted shares outstanding used to calculate earnings per share includes the dilutive impact of the mandatorily redeemable preferred stock.
Net Cash Provided by Operating Activities
2007 – Net cash provided by operating activities in 2007 increased $1.1 billion as compared with 2006, and reflects lower pension contributions, higher net income, and continued trade working capital reductions. Pension plan contributions totaled $342 million in 2007, of which $200 million was voluntarily pre-funded compared with contributions of $1.2 billion in 2006, of which $800 million was voluntarily pre-funded. Cash collected from customers increased by $1.9 billion, and cash paid to suppliers and employees increased by $593 million in 2007 as compared with 2006.
Net cash provided by operating activities for 2007 included the receipt of $125 million of insurance proceeds related to Hurricane Katrina, $52 million of federal and state income tax refunds, and $21 million of interest.
2006 – Net cash provided by operating activities in 2006 decreased $871 million as compared with 2005, primarily due to contributions to the company’s pension plans. Cash collected from customers decreased by $184 million, and cash paid to suppliers and employees increased by $341 million in 2006 as compared with 2005. Net cash provided by operating activities for 2006 included the receipt of $100 million of insurance proceeds related to Hurricane Katrina, $60 million of federal and state income tax refunds, and $45 million of interest. Net cash provided by operating activities in 2006 includes contributions to the company’s pension plans

NORTHROP GRUMMAN CORPORATION
totaling $1.2 billion, of which $800 million was voluntarily pre-funded as compared to contributions of $415 million in 2005, of which $203 million was voluntarily pre-funded.
SEGMENT OPERATING RESULTS

	Year ended December 31
$ in millions	2007	2006	2005

Sales and Service Revenues
Information & Services
Mission Systems	$5,077	$4,704	$4,595
Information Technology	4,486	3,962	3,736
Technical Services	2,177	1,858	1,617
Aerospace
Integrated Systems	5,067	5,500	5,489
Space Technology	4,176	3,869	3,909
Electronics	6,528	6,267	6,257
Ships	5,788	5,321	5,786
Intersegment eliminations	(1,471)	(1,490)	(1,525)

Sales and service revenues	$31,828	$29,991	$29,864

Operating Margin
Information & Services
Mission Systems	$508	$451	$370
Information Technology	329	342	322
Technical Services	120	120	100
Aerospace
Integrated Systems	591	551	499
Space Technology	329	311	284
Electronics	813	786	725
Ships	538	393	249
Intersegment eliminations	(113)	(117)	(101)

Segment operating margin	$3,115	$2,837	$2,448

Realignments – The company, from time to time, will realign contracts, programs or business areas among or within its operating segments that possess similar customers, expertise, and capabilities. These realignments are designed to more fully leverage existing capabilities and enhance development and delivery of products and services. In January 2007, certain programs and business areas were transferred among Information Technology, Mission Systems, Space Technology, and Technical Services. The operating results for all periods presented have been recast to reflect these changes.
Subsequent Realignments – In January 2008, the Newport News and Ship Systems businesses were realigned into a single segment called Northrop Grumman Shipbuilding to enable the company to more effectively utilize its shipbuilding assets and deploy its talented shipbuilders, processes, technologies, production facilities and planned capital investment to meet customer needs.
During the second quarter of 2008, the company transferred certain programs and assets comprising the missiles business in the Mission Systems segment to the Space Technology segment. This transfer allows Mission Systems to focus on the rapidly growing command, control, communications, computers, intelligence, surveillance, and reconnaissance business, and the missiles business will be an integrated element of the company’s Aerospace business growth strategy. In addition, certain Electronics segment businesses were transferred to Mission Systems during the first quarter of 2008.
These subsequent realignments have been reflected in the accompanying financial information.
KEY SEGMENT FINANCIAL MEASURES
Operating Performance Assessment and Reporting
The company manages and assesses the performance of its businesses based on its performance on individual contracts and programs obtained generally from government organizations using the financial measures referred to below, with consideration given to the

NORTHROP GRUMMAN CORPORATION
Critical Accounting Policies, Estimates and Judgments described on page 7. Based on this approach and the nature of the company’s operations, the discussion of consolidated results of operations generally focuses around the company’s seven reportable segments versus distinguishing between products and services. Product sales are predominantly generated in the Electronics, Integrated Systems, Space Technology and Ships segments, while the majority of the company’s service revenues are generated by the Information Technology, Mission Systems and Technical Services segments.
Funded Contract Acquisitions
Funded contract acquisitions represent amounts funded during the period on customer contractually obligated orders. Funded contract acquisitions tend to fluctuate from period to period and are determined by the size and timing of new and follow-on orders and by obligations of funding on previously awarded unfunded orders. In the period that a business is purchased, its existing funded order backlog as of the date of purchase is reported as funded contract acquisitions. In the period that a business is sold, its existing funded order backlog as of the divestiture date is deducted from funded contract acquisitions.
Sales and Service Revenues
Period-to-period sales generally vary less than funded contract acquisitions and reflect performance under new and ongoing contracts. Changes in sales and service revenues are typically expressed in terms of volume. Unless otherwise described, volume generally refers to increases (or decreases) in revenues incurred due to varying production activity levels, delivery rates, or service levels on individual contracts. Volume changes will typically carry a corresponding margin change based on the margin rate for a particular contract.
Segment Operating Margin
Segment operating margin reflects the performance of segment contracts. Excluded from this measure are certain costs not directly associated with contract performance, including the portion of corporate expenses such as management and administration, legal, environmental, certain compensation and other retiree benefits, and other expenses not considered allowable or allocable under applicable CAS regulations and the FAR, and therefore not allocated to the segments. Changes in segment operating margin are typically expressed in terms of volume, as discussed above, or performance. Performance refers to changes in contract margin rates. These changes typically relate to profit recognition associated with revisions to total estimated costs at completion of the contract (EAC) that reflect improved (or deteriorated) operating performance on a particular contract. Operating margin changes are accounted for on a cumulative to date basis at the time an EAC change is recorded.
Operating margin may also be affected by, among other things, the effects of workforce stoppages, the effects of natural disasters (such as hurricanes and earthquakes), resolution of disputed items with the customer, recovery of insurance proceeds, and other discrete events. At the completion of a long-term contract, any originally estimated costs not incurred or reserves not fully utilized (such as warranty reserves) could also impact contract earnings. Where such items have occurred, and the effects are material, a separate description is provided.
Program Descriptions
For convenience, a brief description of certain programs discussed in this Form 10-K are included in the “Glossary of Programs” beginning on page 28.
INFORMATION & SERVICES
Mission Systems
Mission Systems is a leading global system integrator of complex, mission-enabling systems for military, government, and other clients. Products and services are grouped into the following business areas: Command, Control and Communications (C3); and Intelligence, Surveillance and Reconnaissance (ISR).

	Year ended December 31
$ in millions	2007	2006	2005

Funded Contract Acquisitions	$5,402	$5,005	$4,381
Sales and Service Revenues	5,077	4,704	4,595
Segment Operating Margin	508	451	370
As a percentage of segment sales	10.0%	9.6%	8.1%
Funded Contract Acquisitions
2007 – Mission Systems funded contract acquisitions increased $397 million, or 8 percent, in 2007 as compared with 2006 due to $401 million higher funded contract acquisitions in ISR related to the acquisition of Essex. An increase of $13 million in funded contract acquisitions in C3. Significant funded contract acquisitions in 2007 included $223 million for the Joint National Integration Center Research and Development program, $188 million for the F-22 program, $137 million for the Ground-Based Midcourse Fire

NORTHROP GRUMMAN CORPORATION
Control and Communications (GFC/C) program and $118 million for the Force XXI Battle Brigade and Below (FBCB2) Installation Kits (I-Kits) program.
2006 – Mission Systems funded contract acquisitions increased $624 million, or 14 percent, in 2006 as compared with 2005, primarily due to timing of fiscal year funding, including the receipt of delayed funding upon approval of the fiscal year 2006 federal defense budget and new awards in international commercial businesses. Significant acquisitions in 2006 included $217 million for the Joint National Integration Center Research and Development (JRDC) program, $176 million for the F-22 program, $164 million for the F-35 program, $155 million for the Space Based Space Surveillance (SBSS) program, $118 million for the Command Post Platform (CPP) program and $108 million for the Cutlass program.
Sales and Service Revenues
2007 – Mission Systems revenue increased $373 million, or 8 percent, as compared with 2006. The increase was due to $279 million in higher sales in ISR, and $118 million in higher sales in C3. The increase in ISR is principally due to the acquisition of Essex. The increase in C3 is due to higher volume in several programs, including the FBCB2 I-Kits program and international commercial businesses and increased scope and funding levels in the JRDC and National Team Battle Management Command and Control (BMC2) programs. These increases were partially offset by lower volume in the F-35 development program as hardware development in 2006 winds down in 2007 and reduced scope and deliveries accelerated into 2006 in the F-22 program.
2006 – Mission Systems revenue increased $109 million, or 2 percent as compared with 2005. The higher sales volume across multiple programs including SBSS, CPP, FBCB2 Systems Engineering & Integration (SE&I) and GFC/C were offset by lower sales volume in a restricted program.
Segment Operating Margin
2007 – Mission Systems operating margin increased $57 million, or 13 percent, in 2007 as compared with 2006. The increase includes net performance improvements of $40 million driven by cost improvements achieved based on increases in customer order quantities in the FBCB2 I-Kits program, final negotiation of award fee earned on the National Team BMC2 program, lower labor costs and favorable pricing of supplier procured materials in the CPP program and elimination of risk associated with hardware obsolescence in the GFC/C program. Net performance improvements were partially offset by $12 million in higher amortization of purchased intangibles. Volume changes contributed to the 2007 operating margin increase primarily due to the acquisition of Essex.
2006 – Mission Systems operating margin increased $81 million, or 22 percent, in 2006 as compared with 2005. The increase includes net performance improvements across multiple programs including a successful flight test and favorable award fee scores on the GFC/C program, successful cost and risk management in the fixed price development portion of the Global Combat Support System-Army/Tactical program, continued success in fielding Communication, Navigation and Identification (CNI) systems in the F-22 production program and a decrease of $26 million in amortization of purchased intangibles. The increase in operating margin as a percentage of segment sales over 2005 is due to the net performance improvements mentioned above.
Information Technology
Information Technology is a premier provider of IT systems engineering and systems integration for the DoD, national intelligence, federal, civilian, state, and local agencies, and commercial customers. Products and services are grouped into the following business areas: Intelligence; Civilian Agencies; Commercial, State & Local (CS&L); and Defense.

	Year ended December 31
$ in millions	2007	2006	2005

Funded Contract Acquisitions	$4,400	$4,613	$3,700
Sales and Service Revenues	4,486	3,962	3,736
Segment Operating Margin	329	342	322
As a percentage of segment sales	7.3%	8.6%	8.6%
Funded Contract Acquisitions
2007 – Information Technology funded contract acquisitions decreased $213 million, or 5 percent, in 2007 as compared to 2006, primarily reflecting decreases of $203 million in Intelligence and $98 million in CS&L, partially offset by an increase of $109 million in Defense. A significant amount of the Intelligence funded contract acquisitions decrease was related to the early funding of contracts in 2006. Significant non-restricted funded acquisitions in 2007 included $214 million for the Virginia IT outsourcing program, $146 million for the Network Centric Solutions program, $140 million for the Systems and Software Engineering Services program, and $139 million for the National Geospatial-Intelligence Agency Enterprise Engineering program.

NORTHROP GRUMMAN CORPORATION
2006 – Information Technology funded contract acquisitions increased $913 million, or 25 percent, in 2006 as compared to 2005, primarily reflecting increases of $527 million in Intelligence, $322 million in CS&L, and $226 million in Defense, partially offset by a decrease of $160 million in Civilian Agencies. The increase in Intelligence was primarily related to the early funding of contracts. Significant non-restricted funded contract acquisitions in 2006 included $319 million for the New York City Wireless program, $231 million for the National Geospatial-Intelligence Agency Enterprise Engineering program, $130 million for the Systems and Software Engineering Services program, and $100 million for the Defense Threat Reduction Agency program.
Sales and Service Revenues
2007 – Information Technology revenue increased $524 million, or 13 percent, in 2007 as compared with 2006. The increase was primarily due to $275 million in higher sales volume in CS&L, $222 million in higher sales in Intelligence, and $133 million in higher sales in Defense, partially offset by $73 million in lower sales in Civilian Agencies. The increase in CS&L is associated with the effect of a full year of sales from new programs awarded in 2006, including the New York City Wireless, Virginia IT outsourcing, and San Diego County IT outsourcing programs. The increase in Intelligence is due to new restricted program wins and higher volume on existing programs. The increase in Defense is due to increased volume on various existing programs and new business wins. The decrease in Civilian Agencies is primarily due to customer program budget reductions, and program completions.
2006 – Information Technology revenue increased $226 million, or 6 percent, in 2006 as compared with 2005. The increase was primarily due to $105 million in higher sales volume in Intelligence, $101 million in higher sales volume in Defense, and $57 million in higher sales volume in CS&L, partially offset by $36 million in lower sales in Civilian Agencies. The increase in Intelligence is due to new restricted program wins and higher volume on various existing programs. The increase in Defense is due to increased volume on various existing programs. The increase in CS&L is due to higher volume associated with new programs awarded in 2006, including the Virginia IT outsourcing, San Diego County IT outsourcing, and New York City Wireless programs. The decrease in Civilian Agencies is primarily due to customer program budget reductions and program completions.
Segment Operating Margin
2007 – Information Technology operating margin decreased $13 million, or 4 percent, in 2007 as compared to 2006. The decrease in operating margin was driven by $28 million in increased amortization of deferred and other outsourcing costs on large IT outsourcing programs compared to the prior period, partially offset by margin on new business wins and the effects of increased volume on several Intelligence, CS&L, and Defense programs. The operating margin decrease also reflects $22 million in discretionary spending for internal information systems infrastructure expected to yield future cost improvements. The decrease in operating margin as a percentage of segment sales is primarily due to the timing of service contract costs and amortization of deferred and other outsourcing costs on large IT outsourcing programs.
2006 – Information Technology operating margin increased $20 million, or 6 percent, in 2006 as compared to 2005. The increase was driven by higher sales volume in Intelligence, Defense, and CS&L, primarily on the Virginia IT outsourcing program. The increase also reflects $5 million lower amortization expense for purchased intangibles.
Technical Services
Technical Services is a leading provider of infrastructure, base, range, logistical and sustainment support, and also provides a wide-array of technical services including training and simulation. Services are grouped into the following business areas: Systems Support (SSG); Training and Simulation (TSG); and Life Cycle Optimization and Engineering (LCOE).

	Year ended December 31
$ in millions	2007	2006	2005

Funded Contract Acquisitions	$2,273	$2,292	$1,714
Sales and Service Revenues	2,177	1,858	1,617
Segment Operating Margin	120	120	100
As a percentage of segment sales	5.5%	6.5%	6.2%
Funded Contract Acquisitions
2007 – Technical Services funded contract acquisitions decreased $19 million or 1 percent in 2007 as compared with 2006, primarily reflecting a decrease of $355 million at TSG, partially offset by a $327 million increase at LCOE. The decrease at TSG is primarily due to accelerated funding received in 2006 for the Saudi Arabian National Guard (SANG) program. The increase in the LCOE group is due to additional tasking across various programs, including the Hunter CLS program. Significant funded contract acquisitions in 2007 included $417 million for the Nevada Test Site (NTS) program, $310 million for the Joint Base Operations Support (JBOS) program, $174 million for the Sierra Vista Hunter program, $112 million for the Battle Command Training program, $98 million for

NORTHROP GRUMMAN CORPORATION
the Ft. Irwin program, $75 million for the TSC program and $75 million for F-15 repairs at the Warner Robins Regional Repair Service Center (WRRSC).
2006 – Technical Services funded contract acquisitions increased $578 million, or 34 percent, in 2006 as compared with 2005. Significant funded contract acquisitions in 2006 included $462 million for the Nevada Test Site (NTS) program, $354 million in additional funding in the JBOS program, and $297 million in additional funding in the SANG program.
Sales and Service Revenues
2007 – Technical Services revenue increased $319 million or 17 percent, in 2007 as compared with 2006, primarily due to increases of $248 million and $66 million in SSG and LCOE, respectively. The increase in SSG is primarily driven by $252 million from the effects of a full year of sales for the NTS program in 2007 as compared to six months of revenue in 2006. The increase in LCOE is due to increased demand for F-15 repairs at WRRSC, increased demand on the Sierra Vista Hunter program and increased work on the B2 programs.
2006 – Technical Services revenue increased $241 million, or 15 percent, in 2006 as compared with 2005. The increase was primarily due to higher sales volume for the NTS, Combined Tactical Training Range and Ft. Irwin programs, partially offset by lower volume in the JBOS program.
Segment Operating Margin
2007 – Technical Services operating margin remained unchanged in 2007 when compared with 2006. The volume increases associated with the NTS, F-15 repairs, Sierra Vista Hunter and B2 programs were offset by the effects of performance improvements taken in the prior year and favorable 2006 margin adjustments to reflect risk reduction on contracts for spares production on fixed price contracts. A lower margin mix from the NTS program also contributed to offsetting the volume increase.
2006 – Technical Services operating margin increased $20 million, or 20 percent, in 2006 as compared with 2005. The increase includes net performance improvements from the U.S. Citizenship and Immigration Services, SANG, and APG-66 Japan programs. Volume changes contributed to the 2006 operating margin primarily driven by higher sales volume in the NTS program.
AEROSPACE
Integrated Systems
Integrated Systems is a leader in the design, development, and production of airborne early warning, electronic warfare and surveillance, and battlefield management systems, as well as manned and unmanned tactical and strike systems. Products and services are grouped into the following business areas: Integrated Systems Western Region (ISWR) and Integrated Systems Eastern Region (ISER).

	Year ended December 31
$ in millions	2007	2006	2005

Funded Contract Acquisitions	$4,986	$6,108	$4,544
Sales and Service Revenues	5,067	5,500	5,489
Segment Operating Margin	591	551	499
As a percentage of segment sales	11.7%	10.0%	9.1%
Funded Contract Acquisitions
2007 – Integrated Systems funded contract acquisitions decreased $1.1 billion, or 18 percent, as compared with 2006, resulting from decreases of $641 million and $653 million at ISWR and ISER, respectively, partially offset by an increase of $160 million on International Programs. The decrease is primarily due to higher 2006 funded contract acquisitions as a result of delayed funding upon approval of the fiscal year 2006 defense budget. Significant funded contract acquisitions included $825 million for the F/A-18 program, $816 million for the E-2 program, $579 million for the B-2 program, and $560 million for the High Altitude Long Endurance (HALE) Systems (Global Hawk) program.
2006 – Integrated Systems funded contract acquisitions increased $1.6 billion, or 34 percent, as compared with the same period in 2005, resulting from increases of $757 million and $826 million at ISWR and ISER, respectively. The increase is primarily due to higher 2006 funded contract acquisitions as a result of delayed funding upon approval of the fiscal year 2006 defense budget. Significant funded contract acquisitions included $1.2 billion for the E-2 program, $978 million for the F-35 program, $767 million for the F/A-18 program, and $718 million for the HALE Systems (Global Hawk) program.

NORTHROP GRUMMAN CORPORATION
Sales and Service Revenues
2007 – Integrated Systems revenue decreased $433 million, or 8 percent, as compared with 2006, resulting from decreases of $105 million and $369 million at ISWR and ISER, respectively. Approximately $325 million of the decrease was a result of the transition of the E-2D Advanced Hawkeye, F-35 and EA-18G development programs to their early production phases. Also contributing to the reduction in revenue was approximately $160 million from the effects of significant customer-directed scope reductions associated with the E-10A platform and related MP-RTIP efforts. These reductions were partially offset by higher volume of $69 million for the F/A-18 Multi-Year Procurement (MYP) and $77 million for the Global Hawk programs.
2006 – Integrated Systems revenue increased $11 million as compared with 2005, resulting from an increase of $239 million in ISWR, partially offset by a decrease of $209 million in ISER. The increase in ISWR is primarily due to higher sales volume for the F-35, F/A-18, and various restricted programs. The decrease in ISER is primarily due to lower volume in the E-2D Advanced Hawkeye, Joint STARS, and EA-6B programs.
Segment Operating Margin
2007 – Integrated Systems operating margin increased $40 million, or 7 percent, as compared with the same period in 2006. The increase in operating margin includes net margin improvements of $86 million primarily due to risk reduction achieved on the Global Hawk and various B-2 programs and favorable settlement of a prior year’s overhead costs, partially offset by the margin effects of lower sales volume described above. The increase in operating margin as a percentage of segment sales is primarily due to risk reduction on the E-2 program, improved performance on B-2 support programs, and the favorable settlement of a prior year’s overhead costs described above.
2006 – Integrated Systems operating margin increased $52 million, or 10 percent, as compared with 2005. The increase in operating margin primarily reflects improvements on the F-35, EA-18G, and F/A-18 programs combined with higher sales volume in the F/A-18 and F-35 programs.
Space Technology
Space Technology develops and integrates a broad range of systems at the leading edge of space, defense, and electronics technology. The segment supplies products primarily to the U.S. Government that are critical to maintaining the nation’s security and leadership in science and technology. Space Technology’s business areas focus on the design, development, manufacture, and integration of spacecraft systems and subsystems, electronic and communications payloads, intercontinental ballistic missile systems, and high energy laser systems and subsystems. Products and services are grouped into the following business areas: Civil Systems; Military Systems; Missile Systems; National Systems; and Technology & Emerging Systems (Technology).

	Year ended December 31
$ in millions	2007	2006	2005

Funded Contract Acquisitions	$3,563	$5,290	$2,782
Sales and Service Revenues	4,176	3,869	3,909
Segment Operating Margin	329	311	284
As a percentage of segment sales	7.9%	8.0%	7.3%
Funded Contract Acquisitions
2007 – Space Technology funded contract acquisitions decreased $1.7 billion, or 33 percent, in 2007 as compared with 2006, primarily representing a $693 million decrease for Military Systems, a $581 million decrease for Missile Systems, $231 million decrease for National Systems, and a $211 million decrease for Civil Systems. The decrease is primarily due to higher 2006 funded contract acquisitions as a result of delayed funding upon approval of the fiscal year 2006 defense budget. Significant funded contract acquisitions in 2007 included $1.1 billion for restricted programs, $601 million for the Intercontinental Ballistic Missile (ICBM) program, $540 million for the NPOESS program, $239 million for the STSS program, and additional funding of $216 million for the JWST program.
2006 – Space Technology funded contract acquisitions increased $2.5 billion, or 90 percent, as compared with 2005, due to increased funding in National Systems, Missile Systems, Military Systems, and Civil Systems. The increase is primarily due to higher 2006 funded contract acquisitions as a result of delayed funding upon approval of the fiscal year 2006 defense budget. Significant funded contract acquisitions in 2006 included $1.2 billion for restricted programs, $1 billion for the ICBM program, $770 million for the NPOESS program, and $611 million for the AEHF program.

NORTHROP GRUMMAN CORPORATION
Sales and Service Revenues
2007 – Space Technology revenue increased $307 million, or 8 percent, in 2007 as compared with 2006. The increase was primarily due to $187 million and $49 million in higher sales on restricted contracts in National Systems and Technology & Emerging Systems, respectively, and $97 million in higher sales in Missile Systems.
2006 – Space Technology revenues decreased $40 million, or 1 percent, as compared with 2005. The decrease was primarily due to lower sales in Missile Systems due to lower production volume on the ICBM program, lower sales in National Systems due to restricted programs and in Civil Systems due to lower volume for the NPOESS program. The lower sales were partially offset by higher sales in Military Systems due to higher volume in the AEHF program and higher sales in Technology & Emerging Systems due to the ABL program.
Segment Operating Margin
2007 – Space Technology operating margin increased $18 million, or 6 percent, in 2007 as compared with 2006. The increase in operating margin was primarily due to increased sales volume in 2007 across many programs.
2006 – Space Technology operating margin increased $27 million, or 10 percent, as compared with 2005. The increase in operating margin and operating margin percentage was primarily due to performance improvements in 2006, primarily from the ABL, AEHF and STSS programs.
ELECTRONICS
Electronics is a leading designer, developer, manufacturer and integrator of a variety of advanced electronic and maritime systems for national security and select non-defense applications. Electronics provides systems to U.S. and international customers for such applications as airborne surveillance, aircraft fire control, precision targeting, electronic warfare, automatic test equipment, inertial navigation, integrated avionics, space sensing, intelligence processing, air traffic control, air and missile defense, homeland defense, communications, mail processing, biochemical detection, ship bridge control, and shipboard components. Products and services are grouped into the following business areas: Aerospace Systems; Defensive Systems; Government Systems; Naval & Marine Systems; and Navigation Systems.

	Year ended December 31
$ in millions	2007	2006	2005

Funded Contract Acquisitions	$8,327	$6,713	$5,937
Sales and Service Revenues	6,528	6,267	6,257
Segment Operating Margin	813	786	725
As a percentage of segment sales	12.5%	12.5%	11.6%
Funded Contract Acquisitions
2007 – Electronics funded contract acquisitions increased $1.6 billion, or 24 percent, in 2007 as compared with 2006, primarily representing increases of $756 million, $441 million and $288 million for Government Systems, Defensive Systems, and Aerospace Systems, respectively. Significant funded contract acquisitions in 2007 included $875 million for the Flats Sequencing System (FSS) program, $508 million for the Large Aircraft Infrared Countermeasures (LAIRCM) Indefinite Deliver/Indefinite Quantity (IDIQ) program, $252 million for the Vehicular Intercommunications (VIS) program, $242 million for the MESA Korea program, and $76 million for the Ground/Air Task Oriented Radar (G/ATOR) program.
2006 – Electronics funded contract acquisitions increased $776 million, or 13 percent, in 2006 as compared with 2005, primarily representing increases of $293 million, $284 million and $74 million at Defensive Systems, Aerospace Systems, and Government Systems, respectively. Significant funded contract acquisitions in 2006 included $270 million for the VIS program, $261 million for the SBIRS program, $160 million for the F-22 program, $153 million for the Lightweight Laser Designator Rangefinder program, $150 million for the Bio-Detection program, $148 million for the Mark VII program, and $125 million for the Automated Flats Sorting Machine program.
Sales and Service Revenues
2007 – Electronics revenue increased $261 million, or 4 percent, in 2007 as compared with 2006, reflecting $109 million higher sales in Defensive Systems, $83 million higher sales in the Government Systems, and $97 million in Naval & Marine Systems (NMS), partially offset by $100 million lower sales in Aerospace Systems. The increase in Defensive Systems is primarily due to higher deliveries on Land Forces and Electro-Optical & Infrared Countermeasures programs. The increase in Government Systems sales is primarily attributable to increases in Communications and ISR programs. The increase in NMS sales is primarily due to higher volume on a restricted program. The lower Aerospace Systems sales are primarily due to the effect of declining volume on fixed price

NORTHROP GRUMMAN CORPORATION
development programs.
2006 – Electronics revenue increased $10 million, or less than 1 percent, in 2006 as compared with 2005. The increase was primarily due to higher sales in automated flat sorting machines to the U.S. Postal Service, vehicle intercommunications systems and infrared countermeasures programs, partially offset by lower sales volume in the F-16 Block 60 and Longbow Missile programs as these programs near completion. Sales for 2006 also included adjustments resulting from charges for the MESA Wedgetail and Peace Eagle fixed-price development airborne surveillance programs.
Segment Operating Margin
2007 – Electronics operating margin increased $27 million, or 3 percent, in 2007 as compared with 2006. The increase in operating margin is largely attributable to higher volume, primarily in Government Systems, Defensive Systems, and Naval & Marine Systems. Operating margin for 2007 included a $27 million pre-tax charge for the F-16 Block 60 fixed-price development combat avionics program. The 2007 charge reflected a higher estimate of software integration costs to complete the Falcon Edge electronic warfare suite as compared to $121 million in pre-tax charges in 2006 for several programs mentioned below. The 2007 operating margin also includes $14 million in consolidation costs related to the closure of several facilities as a result of a continuing focus on effective infrastructure management and $26 million in provisions for settled and outstanding matters.
2006 – Electronics operating margin increased $61 million, or 8 percent, in 2006 as compared with 2005. The increase was primarily due to $55 million lower amortization expense and includes net performance improvements on various programs. Operating margin for 2006 included a $51 million pre-tax charge for the Wedgetail contract and a $42 million pre-tax charge for the Peace Eagle contract (both under the MESA program), and a $28 million pre-tax charge for the ASPIS II program. These charges primarily reflect the impact of development, test & evaluation schedule extension, required hardware modifications and related retrofits. Operating margin for 2005 included a $65 million pre-tax charge for the F-16 Block 60 fixed-price development combat avionics program. The charge reflected a higher estimate of costs to complete the Falcon Edge electronic warfare suite, including rework of the mission software.
SHIPS
Ships is the nation’s sole industrial designer, builder, and refueler of nuclear-powered aircraft carriers and one of only two companies capable of designing and building nuclear-powered submarines for the U.S. Navy. Ships is also one of the nation’s leading full service systems providers for the design, engineering, construction, and life cycle support of major surface ships for the U.S. Navy, U.S. Coast Guard, international navies, and for commercial vessels. Products and services are grouped into the following business areas: Aircraft Carriers; Expeditionary Warfare; Surface Combatants; Submarines; Coast Guard & Coastal Defense; Fleet Support; and Services, Commercial & Other.

	Year ended December 31
$ in millions	2007	2006	2005

Funded Contract Acquisitions	$5,282	$10,045	$2,749
Sales and Service Revenues	5,788	5,321	5,786
Segment Operating Margin	538	393	249
As a percentage of segment sales	9.3%	7.4%	4.3%
Funded Contract Acquisitions
2007 – Ships funded contract acquisitions for the year ended December 31, 2007 decreased $4.8 billion, or 47 percent as compared with 2006, primarily representing decreases of $5.2 billion in Aircraft Carriers and Expeditionary Warfare. The decrease is partially due to higher 2006 funded contract acquisitions as a result of delayed funding approval for the fiscal year 2006 defense budget as well as the funding received on the George H.W. Bush, USS Carl Vinson and Ford Class programs in 2006, originally expected in 2007. Significant funded contract acquisitions during the year include $1.4 billion for the LPD program, $1.1 billion for the LHA program, $510 million for the Virginia-class submarine program, $624 million for the DDG 1000 program, $516 million for the Coast Guard’s NSC program, $171 million from AMSEC reorganization, and an additional funding of $108 million for the DDG program.
2006 – Ships funded contract acquisitions for the year ended December 31, 2006 increased $7.3 billion as compared with the 2005, primarily representing increases of $6.5 billion in Aircraft Carriers and Expeditionary Warfare. Significant acquisitions in 2006 included $3.9 billion for the LPD program, $1.8 billion for the USS Carl Vinson Refueling and Complex Overhaul (RCOH) program, $1.3 billion for the Ford Class program, $814 million for the Virginia Class Block II program, $479 million for the George H. W. Bush program, $261 million for the DDG 1000 program (formerly known as the DD(X) program), $176 million for the WMSL NSC program, $172 million for the Toledo Depot Modernization Period program, $168 million for the LHD program, and $116 million for the LHA program.

NORTHROP GRUMMAN CORPORATION
Sales and Service Revenues
2007 – Ships revenues for the year ended December 31, 2007 increased $467 million, or 9 percent as compared with 2006. The increase was primarily due to $252 million in higher sales in Expeditionary Warfare, $92 million in higher sales in Fleet Support, $81 million in higher sales in Coast Guard and Coastal Defense, $53 million in higher sales in Submarines, $52 million in higher sales in Aircraft Carriers, partially offset by $33 million in lower sales in Surface Combatants, and $25 million in lower sales in Services, Commercial & Other. The increase in Expeditionary Warfare was primarily due to higher sales volume in the LPD and LHA programs due to production ramp-ups, partially offset by lower sales volume in the LHD program as a result of a labor strike at the Pascagoula, Mississippi shipyard. The increase in Fleet Support was due to the reorganization of AMSEC. The increase in Coast Guard and Coastal Defense was due to higher sales volume in the WMSL program. The decrease in Surface Combatants was due to lower sales in the DDG 1000 program and the impacts of the labor strike.
2006 – Ships revenues for the year ended December 31, 2006 decreased $465 million, or 8 percent as compared with 2005. The decrease was primarily due to lower sales volume in the DDG 1000 program driven by the transition from Phase III to Phase IV and changes in the Navy acquisition strategy regarding major sub-contractors, as well as continued recovery from the impact of Hurricane Katrina in the LPD program. The decrease was partially offset by higher sales in the USS Carl Vinson, DDG 51, NSC, and LHA programs.
Segment Operating Margin
2007 – Ships operating margin for the year ended December 31, 2007 increased $145 million, or 37 percent, as compared with 2006, primarily consisting of $62 million for recovery of lost profits due to having reached an agreement on a portion of the Katrina insurance claim, a $23 million pre-tax gain resulting from the reorganization of AMSEC, and increased volume across multiple programs, offset by $55 million resulting from a contract earnings rate adjustment on LHD 8 primarily due to a schedule extension resulting from manpower constraints in critical crafts (electrical and pipefitting) following the strike at the Pascagoula shipyard in 2007.
2006 – Ships operating margin for the year ended December 31, 2006 increased $144 million, or 58 percent as compared with 2005. The increase was primarily due to a prior year charge of $150 million to account for Hurricane Katrina-related cost growth, as well as a $15 million impact from Hurricane Katrina-related work delays (see Note 17 to the consolidated financial statements in Item 8). The 2006 operating margin includes a pension benefit resulting from the Pension Protection Act of 2006. These increases were partially offset by lower sales volume in the DDG 1000 program.
BACKLOG
Total backlog at December 31, 2007, was approximately $64 billion. Total backlog includes both funded backlog (unfilled orders for which funding is contractually obligated by the customer) and unfunded backlog (firm orders for which funding is not currently contractually obligated by the customer). Unfunded backlog excludes unexercised contract options and unfunded IDIQ orders. For multi-year services contracts with non-federal government customers having no stated contract values, backlog includes only the amounts committed by the customer. Major components in unfunded backlog as of December 31, 2007, included various restricted programs in the Mission Systems segment; the F-35 and F/A-18 programs in the Integrated Systems segment; the NTS program in the Technical Services segment; the NPOESS, KEI and restricted programs in the Space Technology segment; Block II of the Virginia class submarines program and the LHA program in the Ships segment.

NORTHROP GRUMMAN CORPORATION
The following table presents funded and unfunded backlog by segment at December 31, 2007 and 2006:

	2007			2006
			Total			Total
$ in millions	Funded	Unfunded	Backlog	Funded	Unfunded	Backlog

Information & Services
Mission Systems	$2,365	$3,288	$5,653	$2,040	$2,659	$4,699
Information Technology	2,581	2,268	4,849	2,667	1,840	4,507
Technical Services	1,471	3,193	4,664	1,375	3,973	5,348
Aerospace
Integrated Systems	4,204	4,525	8,729	4,285	4,934	9,219
Space Technology	2,295	13,963	16,258	2,908	12,967	15,875
Electronics	7,887	2,047	9,934	6,086	1,583	7,669
Ships	10,348	3,230	13,578	10,854	2,566	13,420

Total backlog	$31,151	$32,514	$63,665	$30,215	$30,522	$60,737

Backlog is converted into the following years’ sales as costs are incurred or deliveries are made. Approximately 65 percent of the 2007 year-end funded backlog is expected to be converted into sales in 2008. Total U.S. Government orders, including those made on behalf of foreign governments, comprised 89 percent, 90 percent, and 83 percent of the funded backlog at the end of 2007, 2006, and 2005, respectively. Total foreign customer orders accounted for 6 percent, 5 percent, and 10 percent of the funded backlog at the end of 2007, 2006, and 2005, respectively. Domestic commercial backlog represented 5 percent, 5 percent, and 7 percent of funded backlog at the end of 2007, 2006, and 2005, respectively.
LIQUIDITY AND CAPITAL RESOURCES
The company endeavors to ensure the most efficient conversion of operating results into cash for deployment in growing its businesses and maximizing shareholder value. The company actively manages its capital resources through working capital improvements, prudent capital expenditures, strategic business acquisitions, investment in independent research and development, debt repayments, required and voluntary pension contributions, and returning cash to its shareholders through increased dividend payments and repurchases of common stock.
Company management uses various financial measures to assist in capital deployment decision making including net cash provided by operations, free cash flow, net debt-to-equity, and net debt-to-capital. Management believes these measures are useful to investors in assessing the company’s financial performance.
The table below summarizes key components of cash flow provided by operating activities.

	Year ended December 31
$ in millions	2007	2006	2005

Net Income	$1,790	$1,542	$1,400
Non-cash income and expense[1]	1,031	946	946
Retiree benefit funding in excess of expense	(50)	(772)	(22)
Trade working capital reduction	156	166	69
Other	(12)	(28)	216
Cash used in discontinued operations	(25)	(98)	18

Cash provided by operating activities	$2,890	$1,756	$2,627

[1]	Includes depreciation & amortization, stock based compensation expense and deferred taxes.
Free Cash Flow
Free cash flow represents cash generated from operations available for discretionary use after operational cash requirements to improve or maintain levels of production have been met. Free cash flow is a useful measure for investors as it affects the ability of the company to grow by funding strategic business acquisitions and return value to shareholders through repurchasing its shares and paying dividends.
Free cash flow is not a measure of financial performance under GAAP, and may not be defined and calculated by other companies in the same manner. This measure should not be considered in isolation or as an alternative to operating results presented in accordance

NORTHROP GRUMMAN CORPORATION
with GAAP as indicators of performance.
The table below reconciles cash provided by operations to free cash flow:

	Year ended December 31
$ in millions	2007	2006	2005

Cash provided by operating activities	$2,890	$1,756	$2,627
Less:
Capital expenditures	(682)	(732)	(816)
Outsourcing contract & related software costs	(137)	(77)

Free cash flow from operations	$2,071	$947	$1,811

Cash Flows
The following is a discussion of the company’s major operating, investing and financing activities for each of the three years in the period ended December 31, 2007, as classified on the consolidated statements of cash flows located in Item 8.
Operating Activities
2007 – Cash provided by operating activities in 2007 increased $1.1 billion as compared with 2006, and reflects lower pension contributions, higher net income, and continued trade working capital reductions. Pension plan contributions totaled $342 million in 2007, of which $200 million was voluntarily pre-funded compared with contributions of $1.2 billion in 2006, of which $800 million was voluntarily pre-funded.
Cash collected from customers increased by $1.9 billion, and cash paid to suppliers and employees increased by $593 million in 2007 as compared with 2006. Net cash provided by operating activities for 2007 included the receipt of $125 million of insurance proceeds related to Hurricane Katrina, $52 million of federal and state income tax refunds, and $21 million of interest income.
At December 31, 2007, net working capital (current assets less current liabilities) was $365 million, as compared to a working capital deficit of $4 million in 2006, primarily due to a decrease in current income taxes payable as a result of the adoption in 2007 of FIN 48.
2006 – Cash provided by operating activities was $1.8 billion as compared with $2.6 billion in 2005. The decrease was primarily due to contributions to the company’s pension plans totaling $1.2 billion, of which $800 million was voluntarily pre-funded in the fourth quarter, as compared to contributions of $415 million in 2005, of which $203 million was voluntarily pre-funded in the fourth quarter.
Cash collected from customers decreased by $184 million, and cash paid to suppliers and employees increased by $341 million. Net cash from operating activities for 2006 included the receipt of $100 million of insurance proceeds related to Hurricane Katrina, $60 million of federal and state income tax refunds, and $45 million of interest income.
At December 31, 2006, net working capital deficit (current assets less current liabilities) was $4 million, primarily reflecting a lower cash balance offset by a lower current portion of long-term debt.
2005 – Cash provided by operating activities was $2.6 billion. Net cash from operating activities for 2005 included the receipt of $89 million of insurance proceeds related to Hurricane Katrina, $88 million of federal and state income tax refunds, and $78 million of interest, including interest on a state tax refund for research and development credits for the years 1988 through 1990. These cash inflows were partially offset by a payment of $99 million for a litigation settlement.
Employer contributions to the company’s pension plans were $415 million in 2005, including voluntary pre-funding payments of $203 million in 2005.
At December 31, 2005, net working capital deficit (current assets less current liabilities) was $397 million.
Investing Activities
2007 – Cash used in investing activities was $1.4 billion in 2007. During 2007, the company acquired three businesses for $690 million (See Note 4 to the consolidated financial statements, Item 8), paid $137 million for outsourcing costs related to newly acquired outsourcing services contracts, and released $59 million of restricted cash related to the Gulf Opportunity Zone Industrial Development Revenue Bonds (see discussion in “Financing Activities” below) which was partially offset by restrictions related to the Xinetics purchase (see Note 4 to the consolidated financial statements in Item 8).

NORTHROP GRUMMAN CORPORATION
Capital expenditures in 2007 were $682 million, including $118 million to replace property damaged by Hurricane Katrina and $47 million of capitalized software costs. Capital expenditure commitments at December 31, 2007 were approximately $668 million, which are expected to be paid with cash on hand and restricted cash.
2006 – Cash used in investing activities was $601 million in 2006. During 2006, the company received $209 million from the sale of the remaining 9.7 million of its TRW Auto common shares. Also during 2006, Ships received access to $200 million from the issuance of Gulf Opportunity Zone Industrial Development Revenue Bonds (see discussion in Financing Activities below) of which $127 million remained restricted as of December 31, 2006. In addition, the company received $117 million of insurance proceeds related to Hurricane Katrina, paid $77 million for outsourcing costs related to newly acquired outsourcing services contracts, and paid $35 million for the purchase of an investment.
During 2006, the company also received $43 million from the sales of the Interconnect Technologies assembly business unit and Winchester.
Capital expenditures in 2006 were $732 million, including $111 million to replace property damaged by Hurricane Katrina and $36 million of capitalized software costs.
2005 – Cash used in investing activities was $855 million in 2005. During 2005, the company paid $361 million to acquire two businesses. This includes the acquisition of Confluent in September 2005 and Integic in March 2005. The company received $238 million from the sale of investments, including $95 million for 3.4 million common shares of Endwave and $143 million for 7.3 million common shares of TRW Auto. During 2005, the company also received $57 million from the sale of Teldix.
The company received insurance proceeds of $38 million in 2005 to replace damaged property at the Ships segment as a result of Hurricane Katrina.
Capital expenditures in 2005 were $816 million, including $80 million to replace property damaged by Hurricane Katrina and $41 million of capitalized software costs.
Financing Activities
2007 – Cash used in financing activities was $1.5 billion comprised primarily of $1.2 billion in share repurchases, $504 million of dividends paid to shareholders, and $384 million in repayment of borrowings under lines of credit (See Note 13 to the consolidated financial statements in Item 8), partially offset by $315 million in borrowings under lines of credit, and $274 million in proceeds from exercises of stock options.
2006 – Cash used in financing activities was $1.7 billion comprised of $1.2 billion in repayments of long-term debt, $825 million in share repurchases, and $402 million of dividends paid to shareholders, partially offset by $393 million in proceeds from exercises of stock options and $200 million of debt incurred in relation to the Gulf Opportunity Zone Industrial Development Revenue Bonds.
2005 – Cash used in financing activities was $1.4 billion comprised primarily of $1.2 billion in share repurchases and $359 million in dividends paid to shareholders, partially offset by $163 million in proceeds from exercises of stock options.
Gulf Opportunity Zone Industrial Development Revenue Bonds – In December 2006, Ships entered into a loan agreement with the Mississippi Business Finance Corporation (MBFC) under which Ships received access to $200 million from the issuance of Gulf Opportunity Zone Industrial Development Revenue Bonds by the MBFC. The loan accrues interest payable semi-annually at a fixed rate of 4.55 percent per annum. The company’s obligation related to these bonds is recorded in long-term debt in the consolidated statements of financial position in Item 8. The bonds are subject to redemption at the company’s discretion on or after December 1, 2016, and will mature on December 1, 2028. The bond issuance proceeds must be used to finance the construction, reconstruction, and renovation of the company’s interest in certain ship manufacturing and repair facilities, or portions thereof, located in the state of Mississippi. As of December 31, 2007 and 2006, approximately $140 million and $73 million, respectively, was used by Ships and the remaining $60 million and $127 million, respectively, was recorded in miscellaneous other assets as restricted cash in the consolidated statements of financial position in Item 8. Repayment of the bonds is guaranteed by the company.

NORTHROP GRUMMAN CORPORATION
Share Repurchases — The table below summarizes the company’s share repurchases beginning January 1, 2005:

	Amount		Total Shares		Shares Repurchased
	Authorized	Average Price	Retired		(in millions)
Authorization Date	(in billions)	Per Share	(in millions)	Date Completed	2007	2006	2005

October 26, 2004	$1.0	$54.83	18.2	September 2005			12.7
October 24, 2005	1.5	65.08	23.0	February 2007	2.3	11.6	9.1
December 14, 2006	1.0	75.96	13.1	November 2007	13.1
December 20, 2007	2.5

					15.4	11.6	21.8

As part of the share repurchase programs the company has entered into four separate accelerated share repurchase agreements since November 2005, with two different banks (the Banks) to repurchase shares of common stock. In each case, shares were immediately borrowed by the Banks that were then sold to and canceled by the company. Subsequently, shares were purchased in the open market by the Banks to settle their share borrowings. The cost of the company’s share repurchases was subject to adjustment based on the actual cost of the shares subsequently purchased by the Banks. If an additional amount is owed by the company upon settlement, the price adjustment could have been settled, at the company’s option, in cash or in shares of common stock.
The table below summarizes the accelerated share repurchase transactions:

				Dollar Amount
	Shares			of Shares
	Repurchased		Final Average Purchase	Repurchased
Agreement Date	(in millions)	Completion Date	Price Per Share	(in millions)

November 4, 2005	9.1	March 1, 2006	$59.05	$537
March 6, 2006	11.6	May 26, 2006	68.01	788
February 21, 2007	8.0	June 7, 2007	73.86	592
July 30, 2007	6.5	September 17, 2007	77.27	502
Share repurchases take place at management’s discretion or under pre-established non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions. The company retires its common stock upon repurchase and has not made any purchases of common stock other than in connection with these publicly announced repurchase programs.
As of December 31, 2007, the company has authorized $2.5 billion for share repurchases.
Credit Ratings
The company’s credit ratings at December 31, 2007, are summarized below:

Standard &
	Fitch	Moody’s	Poors

Long-term: Northrop Grumman	BBB+	Baa1	BBB+
In June 2007, Moody’s Investors Service upgraded its ratings on debt securities issued by the company. The long term rating was changed to Baa1 from Baa2. In December 2007, Fitch revised its outlook on the company to stable from positive.
Credit Facility
In August of 2005, the company entered into a credit agreement which provides for a five-year revolving credit facility in an aggregate principal amount of $2 billion. The credit facility permits the company to request additional lending commitments from the lenders under the agreement or other eligible lenders under certain circumstances, and thereby increase the aggregate principal amount of the lending commitments under the agreement by up to an additional $500 million. The agreement provides for swingline loans and letters of credit as sub-facilities for the credit facilities provided for in the agreement. Borrowings under the credit facility bear interest at various rates, including the London Interbank Offered Rate (LIBOR), adjusted based on the company’s credit rating, or an alternate base rate plus an incremental margin. The credit facility also requires a facility fee based on the daily aggregate amount of commitments (whether or not utilized) and the company’s credit rating level. The company’s credit agreement contains certain financial covenants relating to a maximum debt to capitalization ratio, and certain restrictions on additional asset liens, unless permitted by the agreement. As of December 31, 2007, the company was in compliance with all covenants. In August of 2007, the company entered into an amended and restated credit agreement amending the company’s 2005 credit agreement.

NORTHROP GRUMMAN CORPORATION
Concurrent with the effectiveness of the 2005 credit agreement, the prior revolving credit agreement, for $2.5 billion, was terminated. No principal or interest was outstanding or accrued and unpaid under the prior agreement on its termination date.
In August of 2007, the company entered into an amended and restated credit agreement amending the company’s 2005 credit agreement. The agreement extends the maturity date of the credit facility from August 5, 2010 to August 10, 2012 and provides improved pricing terms, reduced facility fees, and full availability of the facility for letters of credit. At December 31, 2007, and 2006, there was no balance outstanding under this facility. There was a maximum of $350 million borrowed under this facility during 2007 and no borrowings during 2006.
Mandatorily Redeemable Series B Convertible Preferred Stock
The company issued 3.5 million shares of mandatorily redeemable Series B convertible preferred stock in April 2001. Each share of Series B preferred stock has a liquidation value of $100 per share. The liquidation value, plus accrued but unpaid dividends, is payable on April 4, 2021, the mandatory redemption date. The company has the option to redeem all, but not less than all, of the shares of Series B preferred stock at any time after seven years from the date of issuance for a number of shares of the company’s common stock equal to the liquidation value plus accrued and unpaid dividends divided by the current market price of common stock determined in relation to the date of redemption. Under this option, had the redemption taken place at December 31, 2007, each share would have been converted into 1.261 shares of common stock. Each share of preferred stock is convertible, at any time, at the option of the holder into the right to receive shares of the company’s common stock. Initially, each share was convertible into .911 shares of common stock, subject to adjustment in the event of certain dividends and distributions, a stock split, a merger, consolidation or sale of substantially all of the company’s assets, a liquidation or distribution, and certain other events. Had the conversion taken place at December 31, 2007, each share would have been converted into 1.822 shares of common stock. Holders of preferred stock are entitled to cumulative annual cash dividends of $7 per share, payable quarterly. Upon liquidation of the company, each share of preferred stock is entitled to a liquidation preference before any distribution may be made on the company’s common stock or any series of capital stock that is junior to the Series B preferred stock. In the event of a change in control of the company, holders of Series B preferred stock also have specified exchange rights into common stock of the company or into specified securities or property of another entity participating in the change in control transaction. As of December 31, 2007, 10 million shares of preferred stock are authorized, of which 3.5 million shares designated as Series B preferred are issued and outstanding. No other shares of preferred stock are issued and outstanding.
Subsequent Event – On February 20, 2008, the company’s Board of Directors approved the redemption of the Series B convertible preferred stock on April 4, 2008.
Other Sources and Uses of Capital
Additional Capital – To provide for long-term liquidity, the company believes it can obtain additional capital, if necessary, from such sources as the public or private capital markets, the sale of assets, sale and leaseback of operating assets, and leasing rather than purchasing new assets. The company has an effective shelf registration on file with the Securities and Exchange Commission to provide for the issuance of up to $2 billion in debt and equity securities.
Cash on hand at the beginning of the year plus cash generated from operations and cash available under credit lines are expected to be sufficient in 2008 to service debt, finance capital expansion projects, pay federal, foreign, and state income taxes, and continue paying dividends to shareholders. The company will continue to provide the productive capacity to perform its existing contracts, prepare for future contracts, and conduct research and development in the pursuit of developing opportunities. While these expenditures tend to limit short-term liquidity, they are made with the intention of improving the long-term growth and profitability of the company.
Financial Arrangements – In the ordinary course of business, the company uses standby letters of credit and guarantees issued by commercial banks and surety bonds issued by insurance companies principally to guarantee the performance on certain contracts and to support the company’s self-insured workers’ compensation plans. At December 31, 2007, there were $439 million of unused stand-by letters of credit, $148 million of bank guarantees, and $538 million of surety bonds outstanding.
In December 2006, the company guaranteed a $200 million loan made to Ships in connection with the Gulf Opportunity Zone Industrial Revenue Bonds. Under the loan agreement the company guaranteed repayment by Ships of the principal and interest to the Trustee. The company also guaranteed payment of the principal and interest by the Trustee to the underlying bondholders.
Co-Operative Agreements – In 2003, Ships executed agreements with the states of Mississippi and Louisiana whereby Ships leases facility improvements and equipment from Mississippi and from a non-profit economic development corporation in Louisiana in exchange for certain commitments by Ships to these states. As of December 31, 2007, Ships has fully met its obligations under the Mississippi agreement and has met all but one requirement under the Louisiana agreement. Failure by Ships to meet the remaining

NORTHROP GRUMMAN CORPORATION
Louisiana commitment would result in reimbursement by Ships to Louisiana in accordance with the agreement. As of December 31, 2007, Ships expects that the remaining commitment under the Louisiana agreement will be met based on its most recent business plan.
Contractual Obligations
The following table presents the company’s contractual obligations as of December 31, 2007, and the estimated timing of future cash payments:

			2009 -	2011 -	2013 and
$ in millions	Total	2008	2010	2012	beyond

Long-term debt	$3,989	$111	$564	$776	$2,538
Interest payments on long-term debt	3,793	290	530	406	2,567
Mandatorily redeemable convertible preferred stock	675	24	49	49	553
Operating leases	2,064	444	661	394	565
Purchase obligations(1)	6,349	4,223	1,644	423	59
Other long-term liabilities(2)	1,171	180	389	148	454

Total contractual obligations	$18,041	$5,272	$3,837	$2,196	$6,736

(1)	A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on the company and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to vendors and subcontractors pertaining to funded contracts.

(2)	Other long-term liabilities primarily consist of accrued workers’ compensation, deferred compensation, and other miscellaneous liabilities, but excludes obligations for uncertain tax positions of $477 million and long-term deferred tax liabilities of $330 million, as the timing of the payments cannot be reasonably estimated.
The table above also excludes estimated minimum funding requirements for retiree benefit plans as set forth by ERISA in relation to the $3.4 billion pension and postretirement benefit liability, totaling approximately $2.3 billion over the next five years: $322 million in 2008, $304 million in 2009, $307 million in 2010, $499 million in 2011, and $844 million in 2012. The company also has payments due under plans that are not required to be funded in advance, but are funded on a pay-as-you-go basis. See Note 18 to the consolidated financial statements in Item 8.
Further details regarding long-term debt and operating leases can be found in Notes 13 and 16, respectively, to the consolidated financial statements in Item 8.
OTHER MATTERS
New Accounting Pronouncements
New accounting pronouncements have been issued by the FASB which are not effective until after December 31, 2007. For further discussion of new accounting standards, see Note 2 to the consolidated financial statements in Item 8.
Off-Balance Sheet Arrangements
As of December 31, 2007, the company had no significant off-balance sheet arrangements other than operating leases. For a description of the company’s operating leases, see Note 16 to the consolidated financial statements in Item 8.
GLOSSARY OF PROGRAMS
Listed below are brief descriptions of the programs mentioned in this Form 10-K.

Program Name	Program Description

Airborne Laser (ABL)	Design and develop the system’s Chemical Oxygen Iodine Laser (COIL) and the Beacon Illuminator Laser (BILL) for Missile Defense Agency’s Airborne Laser, providing a capability to destroy boost-phase missiles at very long range.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

Advanced Extremely High Frequency (AEHF)	Provide the communication payload for the nation’s next generation military strategic and tactical relay systems that will deliver survivable, protected communications to U.S. forces and selected allies worldwide.

Automated Flats Sorting Machine (AFSM) – automated induction (ai) Follow-On	Automated induction hardware deliveries to the U.S. Postal Service. Ai allows for the automated prep of flat mail into automation compatible trays and conveyed to the AFSM-100 in-feed line for sorting.

APG-66	Provide engineering services, technical support, spares and repairs for the AN/APG-66 fire control radar that is utilized for the F-16 and other military aircraft.

Advanced Self Protection Integrated Suite (ASPIS) II	Subcontract to Raytheon to design, develop, fabricate, test, qualify, deliver and support the AN/ALR-93(V) Radar Warning Receiver/Electronic Warfare Suite Controller (RWR/EWSC) Systems.

B-2 Stealth Bomber	Maintain strategic, long-range multi-role bomber with war-fighting capability that combines long range, large payload, all-aspect stealth, and near-precision weapons in one aircraft.

Battle Command Training	Operates the computer-based simulations, models and automated tools used for the collection and analysis of information used by U.S. Army Battle Command Training Program.

Biohazard Detection System (BDS)	BDS flat mail screening to rapidly analyze and detect potential biological threats at postal service mail-sorting facilities.

National Team Battle Management Command and Control (BMC2)	Provide technical talent and corporate reach back to the industry team tasked to develop, field, and sustain a global C2BM system for ballistic missile defense.

U.S. Citizenship and Immigration Services	Operate and maintain the Application Support Center facilities for the U.S. Citizenship and Immigration Services, including biometric capture, background check, application scheduling, and facility leasing and maintenance.

Coast Guard’s Deepwater Program	Design, develop, construct and deploy surface assets to recapitalize the Coast Guard.

Command Post Platform (CPP)	Provide a family of vehicles that host multiple battle command and support software suites as well as communications equipment that interface with digitized vehicles.

Cutlass	Design, develop, test and manufacture Explosive Ordinance Disposal (EOD) Remote Control Vehicle Systems.

DDG 51	Build Aegis guided missile destroyer, equipped for conducting anti-air, anti-submarine, anti-surface and strike operations.

DDG 1000 Zumwalt-class Destroyer	Design the first in a class of the U.S. Navy’s multi-mission surface combatants tailored for land attack and littoral dominance.

E-2D Advanced Hawkeye	The E-2D builds upon the Hawkeye 2000 configuration with significant radar improvement performance. The E-2D provides over the horizon airborne early warning (AEW), surveillance, tracking, and command and control capability to the U.S. Naval Battle Groups and Joint Forces.

E-10A	Mission Execution Program (MEP) to continue to mature the technologies of the E-10A Battle Management/Command and Control capabilities.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

E/A -18G	Provide the Airborne Electronic Attack suite to Boeing which includes the ALQ-218 (V2) receiving system, the ALQ-227 communications countermeasures system and the Electronic Attack Unit that interfaces with the legacy F/A-18 air vehicle.

Electro Optical & Infrared Countermeasures	Provides protection against the ground launched man portable (MANPAD) infrared missile threat by automatically detecting missile launch and jamming the missile’s guidance system with a laser beam, causing a miss. The AAQ-24 is a stand-alone electronic warfare system installed on over 380 USAF and international transport aircraft and helicopters, is fully operational with the USAF and Royal Air Force (RAF), and is the only laser DIRCM system available in the world.

F/A – 18	Produce the center and aft fuselage sections, twin vertical stabilizers, and integrate all associated subsystems for the F/A-18 Hornet strike fighters.

F-15 Repairs at Warner Robins	Avionics component repair, modifications, build to print, DMS resolution, ATE builds, engineering services, and personnel augmentation for the F-15.

F-16 Block 60	Direct commercial firm fixed-price program with Lockheed Martin Aeronautics Company to develop and produce 80 Lot systems for aircraft delivery to the United Arab Emirates Air Force as well as test equipment and spares to be used to support in-country repairs of sensors.

F-35 Development (Joint Strike Fighter)	Design, integration, and/or development of the center fuselage and weapons bay, communications, navigations, identification subsystem, systems engineering, and mission systems software as well as provide ground and flight test support, modeling, simulation activities, and training courseware.

F-22	Joint venture with Raytheon to design, develop and produce the F-22 radar system. Northrop Grumman is responsible for the overall design of the AN/APG-77 and AN/APG-77(V) 1 radar systems, including the control and signal processing software and responsibility for the AESA radar systems integration and test activities. In addition, Northrop Grumman is responsible for overall design and integration of the F-22 Communication, Navigation, and Identification (CNI) system.

Falcon Edge	Provide an integrated Electronic Warfare suite that leverages the latest radio frequency (RF) and digital technologies for air warfare.

Force XXI Battle Brigade and Below (FBCB2)	Install in Army vehicles a system of computer hardware and software that forms a wireless, tactical Internet for near-real-time situational awareness and command and control on the battlefield.

Ford Class	Design and construction for the new class of Aircraft Carriers.

Flats Sequencing System/ Postal Automation	Build systems for the U.S. Postal Service designed to further automate the flats mail stream, which includes large envelopes, catalogs and magazines.

Ft. Irwin Logistics Support Services (LSS)	Operate and manage a large-scale maintenance and repair program involving tracked and wheeled vehicles, basic issue items, communications equipment, and weapons needed for desert training.

Ground / Air Task Oriented Radar (G/ATOR)	A development program to provide the next generation ground based multi-mission radar for the USMC. Provides Short Range Air Defense, Air Defense Surveillance, Ground Weapon Location and Air Traffic Control. Replaces five existing USMC single-mission radars.

George H. W. Bush (CVN 77)	The 10th and final Nimitz-class aircraft carrier that will incorporate many new design features, with expected delivery to the Navy in late 2008.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

Ground-Based Midcourse Defense Fire Control and Communications (GFC/C)	Develop software to coordinate sensor and interceptor operations during missile flight.

Hunter CLS	Operate, maintain, train and sustain the multi-mission Hunter Unmanned Aerial System in addition to deploying Hunter support teams.

Global Hawk High-Altitude, Long-Endurance Systems (HALE)	Provide the Global Hawk HALE unmanned aerial system for use in the global war on terror and has a central role in Intelligence, Reconnaissance, and Surveillance supporting operations in Afghanistan and Iraq.

Intercontinental Ballistic Missile (ICBM)	Maintain readiness of the nation’s ICBM weapon system.

Joint National Integration Center Research & Development (JRDC)	Support the development and application of modeling and simulation, wargaming, test and analytic tools for air and missile defense.

Joint Base Operations Support	Provides all infrastructure support needed for launch and base operations at the NASA Spaceport.

Joint Surveillance Target Attack Radar System (Joint STARS)	Joint STARS detects, locates, classifies, tracks and targets hostile ground movements, communicating real-time information through secure data links with U.S. Air Force and Army command posts.

James Webb Space Telescope (JWST)	Design, develop, integrate and test a space-based infrared telescope satellite to observe the formation of the first stars and galaxies in the universe.

Kinetic Energy Interceptor	Develop mobile missile-defense system with the unique capability to destroy a hostile missile during its boost, ascent or midcourse phase of flight.

Large Aircraft Infrared Counter-measures Indefinite Delivery and Indefinite Quantity (LAIRCM IDIQ)	Infrared countermeasures systems for C-17 and C-130 aircraft. The IDIQ contract will further allow for the purchase of LAIRCM hardware for foreign military sales and other government agencies.

LHA	Detail design and construct amphibious assault ships for use as an integral part of joint, interagency, and multinational maritime forces.

LHD	Build multipurpose amphibious assault ships.

Lightweight Laser Designator Rangefinder (LLDR)	Provide LLDRs to the U.S. Army for use in targeting enemy positions in day/night/obscurant conditions which, in turn, provides information to other members on the battlefield.

Longbow Missile	All-weather fire and forget precision strike weapon that uses a millimeter-wave radar. The Longbow Missile is launched from the Apache AH-64 helicopter. To date over 13,000 missiles have been built for the U.S. Army and several international customers.

LPD	Build amphibious transport dock ships.

Mark VIIE	The next generation electro-optical day/night hand held target location system used by Ground Forces.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

MESA Korea	Consists of a 4 lot Multirole Electronically Scanned Array (MESA) radar/Identification Friend or Foe subsystem delivery with limited non-recurring engineering. The program also includes associated spares, support equipment and installation & check out activities, with direct and indirect offset projects. Northrop Grumman’s customer is the Boeing Company, with ultimate product delivery to the Republic of Korea Air Force.

Multi-Platform Radar Technology Insertion Program (MP-RTIP)	Design, develop, fabricate and test modular, scalable 2-dimensional active electronically scanned array (2D-AESA) radars for integration on the E-10A and Global Hawk Airborne platforms. Also provides enhanced Wide Area Surveillance system capabilities.

New York City Wireless	Provide New York City’s broadband public-safety wireless network.

Navy Unmanned Combat Air System Operational Assessment (N-UCAS)	Navy development/demonstration contract that will design, build and test two demonstration vehicles that will conduct a carrier demonstration.

National Geospatial- Intelligence Agency Enterprise Engineering (NGA EE)	Deliver engineering services necessary to direct the planning, development and implementation of all NGA’s activities and systems comprising the National System for Geospatial Intelligence.

Network Centric Solution	Provide Network-Centric Information Technology, Networking, Telephony and Security, Voice, Video and Data Communications Commercial-off-the-Shelf products, system solutions, hardware and software.

National Polar-orbiting Operational Environmental Satellite System (NPOESS)	Design, develop, integrate, test, and operate an integrated system comprised of two satellites with mission sensors and associated ground elements for providing global and regional weather and environmental data.

National Security Cutter (NSC)	Detail design and construct the U.S. Coast Guard’s National Security Cutters equipped to carry out the core missions of maritime security, maritime safety, protection of natural resources, maritime mobility, and national defense.

Nevada Test Site (NTS)	Manage and operate the Nevada Test Site facility and provide infrastructure support, including management of the nuclear explosives safety team, support of hazardous chemical spill testing, emergency response training and conventional weapons testing.

Peace Eagle	Joint program with Boeing to supply MESA radar antenna for Turkey’s Peace Eagle 737 airborne early warning and control aircraft.

San Diego County IT Outsourcing	Provide high-level IT consulting and services to San Diego County including data center, help desk, desktop, network, applications and cross-functional services.

Saudi Arabian National Guard (SANG)	Provides military training, logistics and support services to modernize the Saudi Arabian National Guard’s capabilities to unilaterally execute and sustain military operations.

Space Based Infrared System (SBIRS)	Space-based surveillance systems for missile warning, missile defense, battlespace characterization and technical intelligence. SBIRS will meet United Stated infrared space surveillance needs through the next 2-3 decades.

Space Based Space Surveillance (SBSS)	Develop initial capability for space-based surveillance of resident space objects for missions such as deep space and near earth object detection and tracking, deep space search, space object identification, and monitoring of satellites.

NORTHROP GRUMMAN CORPORATION

Program Name	Program Description

Space Tracking and Surveillance System (STSS)	Develop a critical system for the nation’s missile defense architecture employing low-earth orbit satellites with onboard infrared sensors to detect, track and discriminate ballistic missiles. The program includes two flight demonstration satellites with subsequent development and production blocks of satellites.

Treasury Communication System (TCS)	Provide telecommunications infrastructure for collaboration, communication and computing as required by the U.S. Department of Treasury.

USS Carl Vinson	Refueling and complex overhaul of the nuclear-powered aircraft carrier USS Carl Vinson (CVN 70).

USS Toledo	Depot Modernization Period (DMP) being performed at Newport News for this 688-class submarine. A DMP is a midlife availability for extensive modernization to improve war fighting capabilities and maintenance to ensure the ship remains certified for unrestricted operations to design test depth.

UK AWACS program	Provide aircraft-maintenance and design-engineering support services.

Virginia IT outsourcing	Provide high-level IT consulting and services to Virginia state and local agencies including data center, help desk, desktop, network, applications and cross-functional services.

Vehicular Intercommunications Systems (VIS)	Provide clear and noise-free communications between crew members inside combat vehicles and externally over as many as six combat net radios for the U.S. Army. The active noise-reduction features of VIS provide significant improvement in speech intelligibility, hearing protection, and vehicle crew performance.

Virginia-class Submarines	Construct the newest attack submarine in conjunction with Electric Boat.

Warner Robins Fleet Sustainment Engineering	Sustains legacy weapons systems through the application of engineering capabilities, including systems engineering, hardware design, software development and maintenance, logistics, electronic warfare, automated test equipment, and avionics engineering.

Wedgetail	Joint program with Boeing to supply MESA radar antenna for AEW&C aircraft.